                                          This filing is made pursuant
                                          to Rule 424(b)(4)
                                          under the Securities Act of
                                          1933 in connection with
                                          Registration No. 333-45388

            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED APRIL 4, 2001

                                2,800,000 Shares

                              [LEAP WIRELESS LOGO]

                                  Common Stock

                               ------------------

     We are selling 2,800,000 shares of common stock.

     Our common stock is listed on the Nasdaq National Market under the symbol "LWIN." The last reported sale price on May 2, 2001 was $36.31 per share.

     The underwriter has an option to purchase a maximum of 200,000 additional shares to cover over-allotments of shares.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE
S-5.

                                                                      UNDERWRITING
                                                          PRICE TO    DISCOUNTS AND  PROCEEDS TO
                                                           PUBLIC      COMMISSIONS      LEAP
                                                         -----------  -------------  -----------
Per Share............................................      $33.50         $0.80        $32.70
Total................................................    $93,800,000   $2,240,000    $91,560,000

     Delivery of the shares of common stock will be made on or about May 8, 2001.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

                           CREDIT SUISSE FIRST BOSTON

             The date of this prospectus supplement is May 2, 2001.

                               ------------------

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
           PROSPECTUS SUPPLEMENT
ABOUT THIS PROSPECTUS SUPPLEMENT...........   S-1
SUMMARY....................................   S-2
THE OFFERING...............................   S-4
RISK FACTORS...............................   S-5
FORWARD-LOOKING STATEMENTS.................  S-17
USE OF PROCEEDS............................  S-17
UNDERWRITING...............................  S-18
NOTICE TO CANADIAN RESIDENTS...............  S-19
DESCRIPTION OF LEAP CAPITAL STOCK..........  S-21
LEGAL MATTERS..............................  S-22
EXPERTS....................................  S-22
WHERE YOU CAN FIND MORE INFORMATION........  S-22
                PROSPECTUS
ABOUT THIS PROSPECTUS......................     3
WHERE YOU CAN FIND MORE INFORMATION........     4

                                             PAGE
                                             ----
FORWARD-LOOKING STATEMENTS.................     5
LEAP WIRELESS INTERNATIONAL................     6
USE OF PROCEEDS............................     6
RATIO OF EARNINGS TO FIXED CHARGES.........     6
DESCRIPTION OF DEBT SECURITIES.............     7
DESCRIPTION OF CAPITAL STOCK...............    16
  Common Stock.............................    16
  Preferred Stock..........................    16
DESCRIPTION OF DEPOSITARY SHARES...........    19
DESCRIPTION OF WARRANTS....................    22
DESCRIPTION OF RIGHTS......................    25
DESCRIPTION OF UNITS.......................    26
PLAN OF DISTRIBUTION.......................    27
LEGAL MATTERS..............................    30
EXPERTS....................................    30

                               ------------------

     This prospectus supplement and the accompanying prospectus incorporate important business and financial information about Leap Wireless International, Inc. and its subsidiaries that is not included in or delivered with these documents. This information is available without charge to security holders upon written or oral request.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

     Cricket(R) is a registered trademark of Leap. Pegaso(MR) is a registered service mark of Servicios Administrativos Pegaso, S.C. All other brand names, trademarks and service marks appearing in this prospectus supplement and the accompanying prospectus are the property of their respective holders.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under the shelf registration process, we may sell any combination of the securities described in the accompanying prospectus up to a total dollar amount of $1,000,000,000, of which this offering is a part. In this prospectus supplement, we provide you with a general description of the shares of our common stock that we will offer under this prospectus supplement and specific information about the terms of this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock and other information you should know before investing in our common stock. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus as well as the additional information described under the heading "Where You Can Find More Information" beginning on page S-22 of this prospectus supplement before investing in our common stock.

                                    SUMMARY

     This summary highlights some information from this prospectus supplement and the accompanying prospectus, and it may not contain all of the information that is important to you. It is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes to the consolidated financial statements, incorporated by reference in this prospectus supplement and the accompanying prospectus. You should read the full text of, and consider carefully the more specific details contained in or incorporated by reference in, this prospectus supplement and the accompanying prospectus. When used in this prospectus supplement and the accompanying prospectus, the terms "Leap," "we," "our" and "us" refer to Leap Wireless International, Inc. and its subsidiaries, unless the context requires otherwise. Unless otherwise specified, information relating to population and potential customers is based on 1998 population estimates provided by Easy Analytic Software Incorporated.

OUR BUSINESS

     Leap is a wireless communications carrier that is providing innovative, affordable, simple wireless services designed to accelerate the transformation of wireless service into a mass consumer product. We generally seek to address a much broader population segment than traditional wireless providers have addressed to date. In the U.S., we are offering wireless service under the brand name "Cricket(TM)." Our innovative Cricket strategy is designed to extend the benefits of mobility to the mass market by offering wireless service that is as simple to understand and use as, and priced competitively with, traditional landline service. In each of our markets, we are deploying 100% digital, Code Division Multiple Access, or CDMA, networks that we believe provide higher capacity and more efficient deployment of capital than competing technologies. This, when combined with our efforts to streamline operation and distribution systems, allows us to be a low-cost provider of wireless services in each of our markets.

     Cricket service allows customers to make and receive virtually unlimited calls within a local calling area for a low, flat monthly rate compared with traditional wireless services. Cricket customers pay in advance each month's service from a simple, straightforward bill. We offer Cricket service without a contract, and because service is paid in advance, we currently require no credit check. The simplicity of the Cricket service allows us to sustain lower operating costs per customer compared to traditional wireless providers. Our networks are designed and built to provide coverage in the local calling area where our target customers live, work and play. As a result, we believe that our network operating costs are less than those of traditional wireless providers.

     We believe that the Cricket service offering will help transform wireless phone service from a luxury product into a mass consumer product. The Cricket strategy is to provide digital wireless service to the mass market with a simple, easy to understand approach. As a part of the Cricket strategy, we intend to:

     - attract new customers more quickly than traditional wireless providers that offer complex pricing plans with peak/off-peak rates, roaming charges and expensive "extra" minutes;

     - maintain lower customer acquisition costs by offering one simple service plan with a limited choice of handsets, and by distributing our product through company stores and multiple third-party retail stores where the mass market shops;

     - sustain lower operating costs per customer compared to traditional wireless providers through reduced network operation costs, streamlined billing procedures, lower customer care expenses, lower credit investigation costs and reduced bad debt; and

     - deploy our capital more efficiently by building our networks to cover only the urban and suburban areas of our markets where most of our potential customers live, work and play, while avoiding rural areas and corridors between distant markets.

     At the end of March 2001, we had launched Cricket service in markets covering a total population of approximately 9.2 million and had more than 339,000 Cricket customers across the U.S. To date we have acquired or have rights to acquire wireless licenses covering approximately 72.6 million potential customers in 36 states, and we plan to continue launching new Cricket markets throughout 2001 and beyond.

     In Mexico, we were a founding shareholder and have invested $100 million in Pegaso Telecomunicaciones, S.A. de C.V., a company that is providing a wireless service in Mexico that is more traditional than our Cricket service. Pegaso holds wireless licenses covering all of Mexico, representing approximately 99 million potential customers. At the end of March 2001, Pegaso had approximately 624,000 customers. We currently own 20.1% of Pegaso. In addition to Leap, Alejandro Burillo Azcarrraga, a trust controlled by Mr. Burillo, an individual related to Mr. Burillo, Sprint Mexico, Inc., and affiliates of Citicorp, the Latin American Infrastructure Fund and Nissho Iwai have also invested in Pegaso. Mr. Burillo is a member of our board of directors.

BUSINESS STRATEGY

     Our business strategy is to bring innovative wireless communications products and services to markets with strong growth potential. Key elements of this strategy include:

     - Enhancing the Mass Market Appeal of Wireless Service. We are working to remove the price and complexity barriers that we believe have prevented many potential customers from using wireless service. We believe that large segments of the population do not use wireless service because they view wireless service as an expensive luxury item, believe they cannot control the cost of service, or find existing service plans too confusing. Our service plans are designed to offer appealing value in simple formats that customers can understand and budget for.

     - Offering an Appealing Value Proposition. We strive to provide service offerings that combine high quality and advanced features with simplicity and attractive pricing to create a "high value/reasonable price" proposition and broaden the market for wireless services. In the U.S., we offer the Cricket service plan at a flat rate, paid in advance each month, that is competitive with traditional landline service.

     - Controlling and Minimizing Costs. To become one of the lowest-cost providers in the wireless industry, we are designing high-quality networks to minimize our capital costs and streamlining marketing, distribution and back-office procedures.

     - Leveraging CDMA Technology. We are deploying state-of-the-art CDMA networks that are designed to provide higher capacity at a lower capital cost and that can be easily upgraded to support enhanced capacity. We believe this enables us to operate superior networks that support rapid customer growth and high usage. In addition, we believe our CDMA networks will provide a better platform to expand into data and other wireless services based on advances in second and third generation digital technology in the future.

     - Expanding Our Cricket Service Through Acquisitions of Domestic Licenses and Buildout of Additional Networks. We intend to expand the Cricket service to selected metropolitan areas in the U.S. through the acquisition of additional wireless licenses and the buildout of networks for our newly-acquired wireless licenses.

     - Expanding Our Service Offerings to Include Wireless Data Services. We currently plan to expand our service offerings to include wireless data services designed to appeal to a broad segment of the population and further transform the nature of wireless communications for our customers. We believe that wireless data services, like our innovative Cricket service, need to be simple, easy to use and affordable for all consumers.

     - Investing Selectively in Foreign Ventures. While we expect our emphasis for the next few years to be on our U.S.-based operations, if presented with attractive opportunities, we may invest in international markets where we believe the combination of unfulfilled demand and our attractive wireless service offerings can fuel rapid growth.
                               ------------------

     Leap was formed as a Delaware corporation in June 1998 as a subsidiary of Qualcomm Incorporated. In September 1998, Qualcomm distributed all of the common stock of Leap to Qualcomm's stockholders as a taxable dividend. Our executive offices are located at 10307 Pacific Center Court, San Diego, CA 92121. Our telephone number is (858) 882-6000.

                                  THE OFFERING

Common stock offered................     2,800,000 shares

Common stock to be outstanding after
the offering........................     33,275,740 shares

Use of proceeds.....................     We intend to use the net proceeds to
                                         supplement current funds available for
                                         acquisitions, spectrum purchases and
                                         for general corporate purposes
                                         including, but not limited to, future
                                         working capital needs.

Nasdaq National Market symbol.......     LWIN

     Unless we specifically state otherwise, information in this prospectus supplement about the number of shares of our common stock to be outstanding upon the closing of the offering excludes:

     - 200,000 shares that the underwriter has the option to purchase to cover over-allotments;

     - 3,375,000 shares reserved for issuance upon exercise of a warrant issued to Qualcomm in connection with the spin-off of Leap, which is exercisable in whole or in part at any time between now and September 2008;

     - 10,500,772 shares reserved for issuance upon the exercise of options or awards granted or available for grant to employees, officers, directors and consultants under Leap's equity incentive plans;

     - 2,919,569 shares reserved for issuance upon exercise of options to purchase Leap common stock granted to holders of Qualcomm options in connection with the distribution of Leap's common stock to the stockholders of Qualcomm;

     - 2,203,691 shares reserved for issuance upon consummation of our pending acquisitions of wireless licenses in Utica, New York, Visalia, California, Birmingham and Tuscaloosa, Alabama, Jonesboro, Arkansas, and Jackson, Mississippi, and up to 785,598 shares (subject to certain adjustments based upon changes in the market value of wireless licenses) reserved for issuance in connection with our pending acquisition of wireless licenses in Buffalo and Syracuse, New York, all of which acquisitions are subject to FCC approval and other conditions;

     - 202,566 shares of common stock reserved for issuance upon exercise of a warrant held by Chase Telecommunications Holdings, Inc.; and

     - 2,829,854 shares of common stock reserved for issuance upon exercise of the warrants issued in connection with our February 2000 units offering.

We have also committed to issue 373,367 shares of our common stock in an acquisition transaction that closed in April 2001. These shares will be issued from time to time upon surrender of certificates representing the cancelled shares of the company we acquired.

     Under certain circumstances, the number of shares to be issued in connection with our acquisitions of wireless licenses is subject to change based on the value of wireless licenses and the market price of our common stock at the time of closing of the acquisition.

                                  RISK FACTORS

     An investment in the common stock offered in connection with this prospectus supplement and the accompanying prospectus involves a high degree of risk. In addition to the other information in this prospectus supplement and the accompanying prospectus, you should carefully consider the following risks before making an investment decision.

WE HAVE A LIMITED OPERATING HISTORY

     We have operated as an independent company since September 1998 and we acquired and/or launched all of our existing Cricket markets beginning in January 2000. Because we are at an early stage of development, we face risks generally associated with establishing a new business enterprise. When considering our prospects, investors must consider the risks, expenses and difficulties encountered by companies in their early stages of development. These risks include possible disruptions and inefficiencies associated with rapid growth and workplace expansion, the difficulties associated with raising money to finance new enterprises and the difficulties of establishing a significant presence in highly competitive markets.

OUR BUSINESS STRATEGY IS UNPROVEN

     Our business strategy in the U.S., marketed under the brand name Cricket, is to offer consumers a service plan that allows them to make and receive virtually unlimited local calls for an affordable, flat monthly rate. This strategy, which has been introduced in a limited number of markets, is a new approach to marketing wireless services and may not prove to be successful. Our marketing efforts may not draw the volume of customers necessary to sustain our business plan, our capital and operating costs may exceed planned levels, and we may be unable to compete effectively with landline and other wireless service providers in our markets. In addition, potential customers may perceive the Cricket service to be less appealing than other wireless plans, which offer more features and options, including the ability to roam outside of the home service area. If our business strategy proves to be successful, other wireless providers are likely to adopt similar pricing plans and marketing approaches. Should our competitors choose to adopt a strategy similar to the Cricket strategy, some of them may be able to price their services more aggressively or attract more customers because of their stronger market presence and geographic reach and their larger financial resources. Similarly, we currently have several new services in development, including a data service designed to provide wireless information to consumers' mobile phones. These planned services are innovative and unproven. They may not attract or retain customers at a rate necessary to make them profitable and otherwise may not prove to be successful.

WE HAVE A HISTORY OF LOSSES AND ANTICIPATE FUTURE LOSSES

     Leap experienced net losses of approximately $114.4 million in the three month period ended March 31, 2001, $269.3 million (excluding the gain on the sale of Smartcom, net of related taxes and foreign currency impact) in the year ended December 31, 2000, $75.8 million in the transition period from September 1, 1999 to December 31, 1999, $164.6 million in the year ended August 31, 1999, $46.7 million in the year ended August 31, 1998 and $5.2 million in the year ended August 31, 1997. Losses are likely to be significant for the next several years as we launch service in new markets and seek to increase our customer bases in new and existing markets. We may not generate profits in the short term or at all. If we fail to achieve profitability, that failure could have a negative effect on the market value of our common stock.

IF WE EXPERIENCE A HIGH RATE OF CUSTOMER TURNOVER, OUR COSTS COULD INCREASE

     Many providers in the U.S. personal communications services, or PCS, industry have experienced a high rate of customer turnover as compared to cellular industry averages. The rate of customer turnover may be the result of several factors, including limited network coverage, reliability issues such as blocked or dropped calls, handset problems, inability to roam onto cellular networks, affordability, customer care concerns and other competitive factors. Our strategy to address customer turnover may not be successful, or the rate of customer turnover may be unacceptable. In some markets, our competitors have chosen to provide a service plan with pricing similar to the Cricket service, and these competitive factors could also cause increased customer turnover. A high rate of customer turnover could reduce revenues and increase marketing costs in order to attract the minimum number of replacement customers required to sustain our business plan, which, in turn, could have a material adverse effect on our business and financial condition.

WE FACE SIGNIFICANT COMPETITION

     The wireless telecommunications industry generally is very competitive and competition is increasing. Unlike many wireless providers, we also intend to compete directly with landline service providers in the telecommunications industry. Many competitors have substantially greater resources than we have, and we may not be able to compete successfully. Some competitors have announced rate plans substantially similar to the Cricket service plan in markets in which we have launched or expect to launch service. These competitive plans could adversely affect our ability to maintain our pricing, market penetration and customer retention.

     In the U.S., we will compete directly with other wireless providers and traditional landline carriers in each of our markets, many of which have greater resources than we do and entered the market before us. A few of our competitors operate wireless telecommunications networks covering most of the U.S. Competitors' earlier entry and broader presence in the U.S. telecommunications market may have a negative effect on our ability to successfully implement our strategy. Furthermore, the FCC is actively pursuing policies designed to increase the number of wireless competitors in each of our markets. For example, the FCC will soon auction licenses that will authorize the entry of two additional wireless providers in each market. In addition, other wireless providers in the U.S. could attempt to implement our domestic strategy of providing unlimited local service at a low, flat monthly rate if our strategy proves successful. The landline services with which we will compete are already used by some of our potential customers, and we may not be successful in our efforts to persuade potential customers to adopt our wireless service in addition to, or in replacement of, their current landline service.

     Although the deployment of advanced telecommunications services is in its early stages in many developing countries, we believe competition is increasing as businesses and foreign governments realize the market potential of telecommunications services. In Mexico, a number of international telecommunications companies, including Verizon, AT&T, MCI, Motorola, Nextel and SBC, as well as local competitors such as Telmex and other Mexican telecommunications companies, continue to actively engage in developing telecommunications services. Pegaso also competes against landline carriers, including government-owned telephone companies. We also expect the prices that Pegaso may charge for its products and services in some regions will decline over the next few years as competition increases in its markets. Our competitors in Mexico have greater financial resources and more established operations than Pegaso. Pegaso is at an early stage of development and may not be able to compete successfully.

     We compete with companies that use other communications technologies, including paging and digital two-way paging, enhanced specialized mobile radio and domestic and global mobile satellite service. These technologies may have advantages over the technology we use and may ultimately be more attractive to customers. We may compete in the future with companies who offer new technologies and market other services, including cable television access, landline telephone service and Internet access, that we do not currently intend to market. Some of our competitors offer these other services together with their wireless communications service, which may make their services more attractive to customers. In addition, we expect that, over time, providers of wireless communications services will compete more directly with providers of traditional landline telephone services. In addition, energy companies, utility companies and cable operators may expand their services to offer communications services.

LEAP MAY FAIL TO RAISE REQUIRED CAPITAL

     We require significant additional capital to build out and operate planned networks and for general working capital needs. We also require additional capital to invest in any new wireless opportunities, including capital for license acquisition costs, network buildout of newly-acquired licenses and the planned development and rollout of our wireless data services. Capital markets have recently been volatile and uncertain. These markets may not improve, and we may not be able to access these markets to raise additional capital. If we fail to obtain required new financing, that failure would have a material adverse effect on our business and our financial condition. For example, if we are unable to access capital markets, we may have to restrict our activities or sell our interests in licenses, or in one or more of our subsidiaries or other ventures earlier than planned or at a "distressed sale" price.

YOUR OWNERSHIP INTEREST IN LEAP WILL BE DILUTED UPON ISSUANCE OF SHARES WE HAVE RESERVED FOR FUTURE ISSUANCE

     On May 1, 2001, 30,475,740 shares of our common stock were outstanding, and 23,390,417 additional shares of our common stock were reserved for issuance. The issuance of these additional shares will reduce your percentage ownership in Leap.

     The following shares were reserved for issuance as of May 1, 2001:

     - 200,000 shares that the underwriter has the option to purchase to cover over-allotments;

     - 3,375,000 shares reserved for issuance upon exercise of a warrant issued to Qualcomm in connection with the spin-off of Leap, which is exercisable in whole or in part at any time between now and September 2008;

     - 10,500,772 shares reserved for issuance upon the exercise of options or awards granted or available for grant to employees, officers, directors and consultants under Leap's equity incentive plans;

     - 2,919,569 shares reserved for issuance upon exercise of options to purchase Leap common stock granted to holders of Qualcomm options in connection with the distribution of Leap's common stock to the stockholders of Qualcomm;

     - 2,203,691 shares reserved for issuance upon consummation of our pending acquisitions of wireless licenses in Utica, New York, Visalia, California, Birmingham and Tuscaloosa, Alabama, Jonesboro, Arkansas, and Jackson, Mississippi, and up to 785,598 shares (subject to certain adjustments based upon changes in the market value of wireless licenses) reserved for issuance in connection with our pending acquisition of wireless licenses in Buffalo and Syracuse, New York, all of which acquisitions are subject to FCC approval and other conditions;

     - 202,566 shares of common stock reserved for issuance upon exercise of a warrant held by Chase Telecommunications Holdings, Inc.; and

     - 2,829,854 shares of common stock reserved for issuance upon exercise of the warrants issued in connection with our February 2000 units offering.

We have also committed to issue 373,367 shares of our common stock in an acquisition transaction that closed in April 2001. These shares will be issued from time to time upon surrender of certificates representing the cancelled shares of the company we acquired.

     Under certain circumstances, the number of shares to be issued in connection with our acquisitions of wireless licenses is subject to change based on the value of wireless licenses and the market price of our common stock at the time of the closing of the acquisition. In the pending acquisition of wireless licenses in Buffalo and Syracuse, New York that we refer to above, the seller has asserted that based on the results of the recent FCC auction of wireless licenses, it is entitled to a purchase price adjustment that would result in the purchase price being effectively doubled. Under the terms of the agreement, if we are obligated to pay a purchase price adjustment, we are entitled to pay such additional amounts in cash or

Leap common stock, at our discretion. We believe the seller's position is without merit, and we will vigorously defend against any claim that the seller may make in the future.

     In December 2000, we entered into a common stock purchase agreement with Acqua Wellington North American Equities Fund, Ltd. under which we may, at our discretion, sell up to a maximum of $125 million of registered common stock from time to time over the succeeding 28 month period. Under the agreement, we may require Acqua Wellington to purchase between $10 and $25 million of common stock, depending on the market price of our common stock, during one or more 18 trading day periods. In addition, we may grant to Acqua Wellington an option to purchase up to an equal amount of common stock during the same 18 trading day period. Acqua Wellington purchases the common stock at a discount to its then current market price, ranging from 4.0% to 5.5%, depending on our market capitalization at the time we require Acqua Wellington to purchase our common stock. A special provision in the agreement (as amended and restated) allowed the first sale of common stock under the agreement to be up to $55 million. On January 23, 2001, we completed the first sale of our common stock under the agreement, issuing 1,564,336 shares to Acqua Wellington in exchange for $55.0 million in cash.

     Dilution of the outstanding number of shares of our common stock could adversely affect prevailing market prices for our common stock and our ability to raise capital through an offering of equity securities.

     We have agreed to file registration statements to register for resale up to 2,989,289 shares reserved for issuance upon consummation of our pending acquisitions of wireless licenses. In addition, we have agreed to file a registration statement to register for resale 373,367 shares of our common stock in connection with an acquisition transaction that closed in April 2001. Under certain circumstances, the number of shares for which registration rights have been granted is subject to change based on the value of wireless licenses and the market price of our common stock at the time of the closing of the transactions pursuant to which the shares to be registered are issued.

HIGH LEVELS OF DEBT COULD ADVERSELY AFFECT OUR BUSINESS AND FINANCIAL CONDITION

     We have obtained and expect to continue to obtain much of our required capital through debt financing. A substantial portion of the debt financing, including all of our vendor financing, bears or is likely to bear interest at a variable rate, exposing us to interest rate risk.

     Our high leverage could have important consequences, including the following:

     - our ability to obtain additional financing may be impaired;

     - a substantial portion of our future cash flows from operations must be dedicated to the servicing of our debt, thus reducing the funds available for operations and investments;

     - our leverage may reduce our ability to adjust rapidly to changing market conditions and may make us more vulnerable to future downturns in the general economy; and

     - high levels of debt may reduce the value of stockholders' investments in Leap because debt holders have priority regarding our assets in the event of a bankruptcy or liquidation.

We may not have sufficient future cash flows to meet our debt payments, and may not be able to refinance any of our debt at maturity.

     In addition, our vendors have a right and may choose to sell outstanding debt under our vendor financing agreements to third parties at a discount. Such sales could affect the prices at which our outstanding notes trade and could adversely affect the market's perception of Leap's creditworthiness.

OUR DEBT INSTRUMENTS CONTAIN PROVISIONS AND REQUIREMENTS THAT COULD LIMIT OUR ABILITY TO PURSUE BORROWING OPPORTUNITIES

     The restrictions contained in the indenture governing the notes issued in our February 2000 units offering, and the restrictions contained in our vendor facilities, may limit our ability to implement our business plan, finance future operations, respond to changing business and economic conditions, secure additional financing, if needed, and engage in opportunistic transactions, such as the acquisition of wireless licenses. Such senior debt, among other things, restricts our ability and the ability of our subsidiaries and our future subsidiaries to do the following:

     - incur additional indebtedness;

     - create liens;

     - make certain payments, including payments of dividends and distributions in respect of capital stock;

     - consolidate, merge and sell assets;

     - engage in certain transactions with affiliates; and

     - fundamentally change our business.

     In addition, such senior debt requires us to maintain certain ratios, including:

     - leverage ratios;

     - interest coverage ratios; and

     - fixed charges ratios;

and to satisfy certain tests, including tests relating to:

     - maximum annual capital expenditures;

     - minimum covered population in order to incur additional indebtedness;

     - minimum number of subscribers to our services in order to incur additional indebtedness; and

     - minimum quarterly revenues and, commencing in 2004, minimum annual revenues.

     We may not satisfy the financial ratios, tests and other covenants under our senior debt due to events that are beyond our control. If we fail to satisfy any of the financial ratios, tests, or other covenants, we could be in default under our senior debt or may be limited in our ability to access additional funds under our senior debt, which could result in our being unable to make payments on our outstanding notes. In addition, if we fail to meet performance requirements, our equipment financing may be restricted or cancelled. Because Leap's new Cricket markets were launched later in the fourth quarter of 2000 than anticipated and because of reduced equipment sales revenues as a result of holiday promotions, Cricket revenue was below the minimum required level contained in the financial covenants in the vendor loan facilities. Leap has received waivers of its failure to meet this revenue target from all of the required lenders. We made up this revenue shortfall and were in compliance with the revenue covenant by the end of the first quarter of 2001. There can be no assurance that additional delays in market launches and/or other adverse results in our business will not result in a failure to meet our financial or operating covenants in the future. Any defaults that result in a suspension of further borrowings under the vendor facilities or acceleration of our obligations to repay the outstanding balances under the vendor facilities would have a material adverse effect on our business and our financial condition.

WE MAY EXPERIENCE DIFFICULTIES IN CONSTRUCTING AND OPERATING OUR
TELECOMMUNICATIONS NETWORKS

     We will need to construct new telecommunications networks and expand existing networks. We will depend heavily on suppliers and contractors to successfully complete these complex construction projects. We may experience quality deficiencies, cost overruns and delays on these construction projects, including deficiencies, overruns and delays not within our control or the control of our contractors. We also will depend on third parties not under our control or the control of our contractors to provide backhaul and interconnection facilities on a timely basis. In addition, the construction of new telecommunications networks requires the receipt of permits and approvals from numerous governmental bodies including municipalities and zoning boards. There are pressures to limit growth and tower and other construction in

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many of our markets. Failure to receive these approvals in a timely fashion can delay system rollouts and can raise the costs of completing construction projects. Pegaso's launch of commercial service in Mexico City was delayed several months due to delays in obtaining the required permits from local authorities for cell site construction and some planned 2000 launches were delayed. Some of our planned Cricket launches were delayed and launched with fewer cell sites than desirable and therefore reduced coverage, as well.

     We may not complete construction projects within budget or on a timely basis. A failure to satisfactorily complete construction projects could jeopardize wireless licenses and customer contracts. As a result, a failure of this type could have a material adverse effect on our business and financial condition.

     Even if we complete construction in a timely and cost effective manner, we will also face challenges in managing and operating our telecommunications systems. These challenges include operating and maintaining the telecommunications operating equipment and managing the sales, advertising, customer support, billing and collection functions of the business. Our failure in any of these areas could undermine customer satisfaction, increase customer turnover, reduce revenues and otherwise have a material adverse effect on our business and financial condition.

WE HAVE ENCOUNTERED RELIABILITY PROBLEMS DURING THE INITIAL DEPLOYMENT OF OUR NETWORKS

     As is typical with newly-constructed and rapidly expanding wireless networks, we have experienced reliability problems with respect to network infrastructure equipment, reliability of third party suppliers and capacity limitations of our networks. If our networks ultimately fail to perform as expected, that failure could have a material adverse effect on our business and financial condition.

CALL VOLUME UNDER CRICKET FLAT PRICE PLANS COULD EXCEED THE CAPACITY OF OUR WIRELESS NETWORKS

     Our Cricket strategy in the U.S. is to offer consumers a service plan that allows them to make virtually unlimited local calls for a low, flat monthly rate. Our business plans for this strategy assume that Cricket customers will use their wireless phones for substantially more minutes per month than customers who purchase service from other providers under more traditional plans. Our current plans assume, and our experience has shown, that our Cricket customers use their phones approximately 1,100 minutes per month. We design our U.S. networks to accommodate this expected high call volume. Although we believe CDMA-based networks will be well suited to support high call volumes, if wireless use by Cricket customers exceeds the capacity of our future networks, service quality may suffer, and we may be forced to raise the price of Cricket service to reduce volume or otherwise limit the number of new customers, or incur substantial capital expenditures to expand network capacity. If our planned networks cannot handle the call volumes they experience, our competitive position and business prospects could be materially adversely affected.

FCC DECISIONS RELATING TO OUR C-BLOCK AND F-BLOCK LICENSES ARE SUBJECT TO REVIEW AND APPEAL

     Our business plan depends on our acquisition and operation of C-Block and F-Block licenses in the U.S. We may acquire and operate C-Block and F-Block licenses only if we qualify as a "designated entity" under FCC rules.

     In July 1999, the FCC issued an opinion and order that found that we were entitled to acquire C-Block and F-Block licenses. The order approved our acquisition of the 36 C-Block licenses for which we were the highest bidder in the FCC's 1999 spectrum re-auction, and the transfer of three F-Block licenses which cover portions of North Carolina from AirGate Wireless, L.L.C. to one of our subsidiaries, in each case subject to the fulfillment of certain conditions. In October 1999, the FCC issued to us the 36 re-auctioned licenses. In addition, in March 2000, the FCC approved the transfer to us of 11 C-Block licenses from Chase Telecommunications and one F-Block license from PCS Devco. Subsequently, the FCC has approved the transfer to us of numerous other C-Block and F-Block licenses.

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     The FCC's grants of our C-Block and F-Block licenses are subject to certain conditions. Each of the conditions imposed by the FCC in the opinion and order has been satisfied. We have a continuing obligation, during the designated entity holding period for our C-Block and F-Block licenses, to limit our debt to Qualcomm to 50% or less of our outstanding debt and to ensure that persons who are or were previously officers or directors of Qualcomm do not comprise a majority of our Board of Directors or a majority of our officers. If we fail to continue to meet any of the conditions imposed by the FCC or otherwise fail to maintain our qualification to own C-Block and F-Block licenses, that failure could have a material adverse effect on our business and financial condition.

     Various parties previously challenged our qualification to hold C-Block and F-Block licenses, which challenges were rejected in the FCC's July 1999 order. One of these parties, a wireless operating company, requested that the FCC review its order, as well as the order consenting to the transfer of licenses to us from Chase Telecommunications and PCS Devco. That wireless operating company also has opposed all of our subsequent assignment or transfer applications at the FCC. In July 2000, the FCC affirmed its July 1999 order as well as the order consenting to the transfer of licenses to us from Chase Telecommunications and PCS Devco, and the wireless operating company subsequently appealed the FCC's decision to the Court of Appeal for the D.C. Circuit. In November 2000, the wireless operating company and Leap executed a settlement agreement that resolves all pending agency or court proceedings brought by the wireless operating company against Leap applications. This agreement was approved by the FCC on March 1, 2001. The wireless operating company has withdrawn all pending agency and judicial challenges to Leap's applications. On March 15, 2001, the United States Court of Appeals for the D.C. Circuit issued an order dismissing the wireless operating company's appeal. On April 13, 2001, the Commission issued a public notice officially approving the withdrawal of the wireless operating company's pending petitions to deny and applications for review of our applications. While we believe further review is unlikely, this action may still be subject to additional judicial or administrative review.

     Further judicial review of the FCC's orders granting us licenses is possible. In addition, licenses awarded to us at auction may be subject to the outcome of pending judicial proceedings by parties challenging the auction process or the FCC's decision or authority to auction or reauction certain C-Block and F-Block licenses. We may also be affected by other pending or future FCC, legislative or judicial proceedings that generally affect the rules governing C-Block and F-Block licensees or other designated entities. For example, recent FCC rules changes have made it easier for large companies to acquire C-Block and F-Block licenses at auction and in the aftermarket.

     In a reauction of C-Block and F-Block PCS spectrum that closed in January 2001, we were named the high bidder on 22 licenses covering 22.4 million potential customers. These licenses have not yet been granted to us, and we cannot predict what effect any challenges before the FCC or in court to the reauction generally, or the grant of these licenses to us specifically, will have on us. NextWave Telecommunications, Inc. is a party to the litigation challenging the validity of the reauction. Other parties have stated publicly that they may challenge the validity of the auction and grants thereunder, as well.

     We may not prevail in connection with any such challenges, appeals or proceedings. If the FCC or a court determines that we are not qualified to hold C-Block or F-Block licenses, it could take the position that some or all of our licenses should be divested, cancelled or reauctioned, or that we should pay certain financial penalties.

IT MAY BE MORE DIFFICULT FOR US TO ACQUIRE C- AND F-BLOCK LICENSES IN THE FUTURE

     Regulatory changes or requirements, or market circumstances, could make it more difficult for us to acquire C- or F-Block PCS licenses, either at auction or in the aftermarket.

     The FCC held a reauction of 422 C-Block and F-Block licenses that closed in January 2001. In connection with that reauction, the FCC made a number of changes to its wireless and PCS licensing rules, and to the size of the licenses being sold. Specifically, the FCC subdivided the C-Block licenses slated for reauction into three 10 MHz licenses. For this reauction, the FCC also subdivided the basic trading area, or BTA, service areas to which C-Block and F-Block eligibility restrictions would continue to apply into two tiers according to population. In so-called "Tier 1" BTAs, service areas with a population equal to or greater than 2.5 million, the FCC removed all eligibility restrictions on two of the newly-created 10 MHz C-Block licenses, and sold them in open bidding to any entity that could afford to purchase them, no matter how large. In these Tier 1 BTAs, one 10 MHz C-Block license remained subject to a closed bidding process, such that only entities meeting C-Block and F-Block eligibility requirements were permitted to bid. In Tier 2 BTAs, service areas with a population less than 2.5 million, two of the 10 MHz C-Block licenses remained subject to C-Block and F-Block eligibility rules and thus were reserved for closed bidding by designated entities, while one 10 MHz C-Block license per BTA was sold at open bidding. Several 15 MHz C-Block licenses and a number of F-Block licenses slated for reauction also were sold at open bidding, such that previous C-Block and F-Block eligibility requirements no longer applied.

     The FCC's reauction that closed in January 2001 represented a compromise that made some additional spectrum available to large carriers, but also continued to preserve C-Block and F-Block spectrum for designated entities. The FCC's C-Block and F-Block rules, the recent reauction, and FCC actions taken in connection with previous C-Block auctions and reauctions, remain subject to pending FCC and judicial proceedings. These proceedings, and continuing changes to the C-Block and F-Block rules, could have a material adverse effect on our business and financial condition, including our ability to continue acquiring C-Block and F-Block licenses. In addition, in the reauction, we were named the high bidder on 22 licenses covering 22.4 million potential customers.

     These licenses have not yet been granted to us, and we cannot predict what effects any challenges before the FCC or in court to the reauction generally, or the grant of these licenses to us specifically, will have on us. NextWave Telecommunications, Inc. is a party to litigation challenging the validity of the auction. Other parties have indicated publicly that they intend to challenge the validity of the auction and grants thereunder, as well.

     While we are in compliance with the terms of our C- and F-Block licenses, as a result of the expansion of our business, we have now grown beyond certain designated entity size thresholds specified in FCC rules. This growth will likely preclude our ability to obtain additional C- or F-Block licenses that may be auctioned by the FCC in the future. This growth does not preclude us from continuing to acquire C- or F-Block licenses in the aftermarket, but we may be subject to unjust enrichment penalties if we seek to acquire C- or F-Block licenses from entities that qualify as "very small businesses" under FCC rules.

WE MAY NOT SATISFY THE BUILDOUT DEADLINES AND GEOGRAPHIC COVERAGE REQUIREMENTS APPLICABLE TO OUR LICENSES, WHICH MAY RESULT IN THE REVOCATION OF SOME OF OUR LICENSES OR THE IMPOSITION OF FINES AND/OR OTHER SANCTIONS

     Each of our licenses is subject to an FCC mandate that we construct PCS networks that provide adequate service to specified percentages of the population in the areas covered by that license, or make a showing of substantial service in that area, within five and ten years after the license grant date. For 30 MHz C-Block licenses, this initial requirement is met when adequate service is offered to at least one-third of the population of the licensed service area. For 15 MHz and 10 MHz C-Block licenses and 10 MHz F-Block licenses, the initial requirement is met when adequate service is provided to at least one-quarter of the population in the licensed service area. Because we obtained many of our wireless licenses from third parties subject to existing buildout requirements, some of our licenses have buildout deadlines in 2001 and several other licenses have buildout deadlines in the first half of 2002. We are unable to predict whether the required coverage will be achieved and we have applied to the FCC for a limited waiver of its construction requirements for a number of licenses. We cannot predict whether or the extent to which our request will be granted. Failure to comply with FCC buildout requirements could cause the revocation of some of our licenses or the imposition of fines and/or other sanctions.

ADVERSE REGULATORY CHANGES COULD IMPAIR OUR ABILITY TO MAINTAIN EXISTING LICENSES AND OBTAIN NEW LICENSES

     We must maintain compliance with the terms of our existing telecommunications licenses and those we acquire in the future to continue offering wireless telecommunications services. Changes in regulations or failure to comply with the terms of a license or failure to have the license renewed could result in a loss of the license, penalties and fines. For example, we could lose a license if we fail to construct or operate a wireless network as required by the license. If we lose a license, that loss could have a material adverse effect on our business and financial condition.

     State regulatory agencies, the FCC, the U.S. Congress, the courts and other governmental bodies regulate the operation of wireless telecommunications systems and the use of licenses in the U.S. The FCC, Congress, the courts or other federal, state or local bodies having jurisdiction over our operating companies may take actions that could have a material adverse effect on our business and financial condition.

     Foreign governmental authorities regulate the operation of wireless telecommunications systems and the use of licenses in the foreign countries in which we operate. In some cases, the regulatory authorities also operate our competitors. Changes in the current regulatory environment of these markets could have a negative effect on us. In addition, the regulatory frameworks in some of these countries are relatively new, and the interpretation of regulations is uncertain.

     We believe that the process of acquiring new telecommunications licenses will be highly competitive. If we are not able to obtain new licenses, or cannot otherwise participate in companies that obtain new licenses, our ability to expand our operations would be limited.

RISKS ASSOCIATED WITH PEGASO COULD ADVERSELY AFFECT OUR BUSINESS

     We face many risks from our international activities. Pegaso in Mexico largely depends on the Mexican economy. The Mexican market is subject to rapid fluctuations in currency exchange rates, consumer prices, inflation, employment levels and gross domestic product.

     Mexico's currency and financial markets continue to experience volatility. The impact on the Mexican economy of the economic crisis that began in Asia and then spread to Eastern Europe and Brazil has affected the ability of Mexican companies to access the capital markets. The ability of Mexican companies to access the capital markets may not improve and may deteriorate further in the future. The economy of Mexico historically is affected by fluctuations in the price of oil and petroleum products. Fluctuations in the prices of these products and continuing political tensions in Mexico could negatively impact our prospects in Mexico.

     In addition, foreign laws and courts govern many of the agreements of Pegaso. Other parties may breach or may make it difficult to enforce these agreements.

     Pegaso requires substantial additional capital to continue its planned growth and operations. Leap may contribute capital to Pegaso in the future. If Leap does not contribute additional capital to Pegaso, Leap's ownership interest in Pegaso may be diluted due to additional capital contributions of other investors.

     If presented with attractive opportunities, Leap may invest in additional international markets in the future. Any such international investment would create risks associated with the applicable foreign country's economic condition, including but not limited to currency exchange rates, inflation, employment levels and gross domestic product.

OUR RESULTS OF OPERATIONS MAY BE HARMED BY FOREIGN CURRENCY FLUCTUATIONS

     We are exposed to risk from fluctuations in foreign currency rates, which could impact our results of operations and financial condition. Although we report our financial statements in U.S. dollars, Pegaso reports its results in Mexican pesos. Consequently, fluctuations in currency exchange rates between the

U.S. dollar and the Mexican peso will affect our results of operations as well as the value of our ownership interest in Pegaso. We do not currently hedge against foreign currency exchange rate risks.

     Pegaso generates revenues that are paid in Mexican pesos. However, many of Pegaso's major contracts, including financing agreements and contracts with equipment suppliers, are denominated in U.S. dollars. As a result, a significant change in the value of the U.S. dollar against the Mexican peso could significantly increase Pegaso's expenses and could have a material adverse effect on our business and financial condition. For example, Pegaso may be unable to satisfy its obligations under equipment supply agreements denominated in U.S. dollars in the event of currency devaluations. In some developing countries, including Mexico, significant currency devaluations relative to the U.S. dollar have occurred and may occur again in the future. In such circumstances, Leap and Pegaso may experience economic loss with respect to the collectability of payments from their business partners and customers and the recoverability of their investments.

     If we invest in other foreign ventures in the future, we will face similar risks relating to the applicable foreign currency of the foreign venture as well as other country-specific risks.

THE TECHNOLOGIES THAT WE USE MAY BECOME OBSOLETE, WHICH WOULD LIMIT OUR ABILITY TO COMPETE EFFECTIVELY

     We have employed digital wireless communications technology based on CDMA technology. We are required under an agreement entered into with Qualcomm in connection with our spin-off to use only cdmaOne systems in international operations through January 2004. Other digital technologies may ultimately prove to have greater capacity or features and be of higher quality than CDMA. If another technology becomes the preferred industry standard in any of the countries in which we operate, we may be at a competitive disadvantage, and competitive pressures may require us to change our digital technology at substantial cost. We may not be able to respond to those pressures or implement new technology on a timely basis, or at an acceptable cost. If CDMA technology becomes obsolete at some time in the future, and we are unable to effect a cost-effective migration path, it could materially and adversely affect our business and financial condition.

IF WIRELESS HANDSETS POSE HEALTH AND SAFETY RISKS, WE MAY BE SUBJECT TO NEW REGULATIONS, AND DEMAND FOR OUR SERVICES MAY DECREASE

     Media reports have suggested that certain radio frequency emissions from wireless handsets may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Concerns over radio frequency emissions may have the effect of discouraging the use of wireless handsets, which would decrease demand for our services. In recent years, the FCC and foreign regulatory agencies have updated the guidelines and methods they use for evaluating radio frequency emissions from radio equipment, including wireless handsets. In addition, interest groups have requested that the FCC investigate claims that wireless technologies pose health concerns and cause interference with airbags, hearing aids and other medical devices. There also are some safety risks associated with the use of wireless handsets while driving. Concerns over these safety risks and the effect of any legislation that may be adopted in response to these risks could limit our ability to market and sell our wireless service.

THE LOSS OF KEY PERSONNEL COULD HARM OUR BUSINESS

     We believe our success depends on the contributions of a number of our key personnel. These key personnel include but are not limited to Harvey P. White, Chairman of the Board and Chief Executive Officer, and Susan G. Swenson, President and Chief Operating Officer. If we lose the services of key personnel, that loss could materially harm our business. We do not maintain "key person" life insurance on any employee.

OUR STOCK PRICE IS VOLATILE

     The stock market in general, and the stock prices of telecommunications companies and other technology-based companies in particular, have experienced significant volatility that often has been unrelated to the operating performance of any specific public companies. The market price of Leap common stock has fluctuated widely in the past quarter and calendar year and is likely to continue to fluctuate in the future. Factors that may have a significant impact on the market price of Leap common stock include:

     - future announcements concerning Leap or its competitors, including the announcement of joint development efforts;

     - changes in the prospects of our business partners or equipment suppliers;

     - delays in the construction of planned Cricket networks and in general implementation of our business plan;

     - failure to achieve planned levels of subscriber growth and other operating targets;

     - deficiencies in our networks;

     - results of technological innovations;

     - government regulation, including the FCC's review of our acquisition of wireless licenses;

     - changes in recommendations of securities analysts and rumors that may be circulated about Leap or its competitors;

     - the impact of an economic slowdown on existing and future customers; and

     - public perception of risks associated with our international operations.

     Our future earnings and stock price may be subject to significant volatility, particularly on a quarterly basis. Shortfalls in our revenues, earnings or subscriber growth or delays in network buildout in any given period relative to the levels and schedule expected by securities analysts could immediately, significantly and adversely affect the trading price of Leap common stock. In the past, following periods of volatility in the market price of a company's securities, class action litigation has often been instituted against the subject company. Litigation of this type could result in substantial costs and a diversion of our management's attention and resources which could, in turn, have a material adverse effect on our business and financial condition.

WE DO NOT INTEND TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE

     We do not anticipate paying any cash dividends on our common stock in the foreseeable future. The terms of the indenture governing the notes issued in our February 2000 units offering restrict our ability to declare or pay dividends. We intend to retain future earnings to fund our growth. Accordingly, you will not receive a return on your investment in our common stock through the payment of dividends in the foreseeable future and may not realize a return on your investment even if you sell your shares. Any future payment of dividends to our stockholders will depend on decisions that will be made by our Board of Directors and will depend on then existing conditions, including our financial condition, contractual restrictions, capital requirements and business prospects.

A DETERMINATION THAT LEAP IS AN INVESTMENT COMPANY COULD ADVERSELY AFFECT OUR BUSINESS

     Our ownership interest in Pegaso was 20.1% as of May 1, 2001, and we expect that future investments in ventures will include ownership interests of less than 50% and that our interests will vary over time as the ventures raise additional capital. As a result, we could be subject to the registration requirements of the Investment Company Act of 1940. The Investment Company Act of 1940 requires registration of companies that engage primarily in the business of investing in stock. Because we intend to actively participate in the business operations of our subsidiaries and other ventures, we do not believe that we are primarily engaged in the business of investing in stock. We intend to monitor and adjust our interests in our ventures to the extent practical to avoid being subject to the Investment Company Act of 1940. If we must register as an investment company under the Investment Company Act of 1940, compliance with these regulations will negatively impact our business.

WE HAVE IMPLEMENTED OR ARE SUBJECT TO ANTI-TAKEOVER PROVISIONS THAT COULD PREVENT OR DELAY AN ACQUISITION OF LEAP THAT IS BENEFICIAL TO OUR STOCKHOLDERS

     Our charter and bylaws could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. Our charter and bylaw provisions could diminish the opportunities for a stockholder to participate in tender offers. The charter and bylaws may also restrain volatility in the market price of our common stock resulting from takeover attempts. In addition, our Board of Directors may issue preferred stock that could have the effect of delaying or preventing a change in control of Leap. The issuance of preferred stock could also negatively affect the voting power of holders of our common stock. The provisions of the charter and bylaws may have the effect of discouraging or preventing an acquisition of Leap or a sale of our businesses. In addition, Section 203 of the Delaware General Corporation Law imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our common stock.

     We have adopted a rights plan that could discourage, delay or prevent an acquisition of Leap at a premium price. The rights plan provides for preferred stock purchase rights attached to each share of our common stock which will cause substantial dilution to a person or group acquiring 15% or more of our stock if the acquisition is not approved by our board of directors.

     The transfer restrictions imposed on the U.S. wireless licenses we own also adversely affect the ability of third parties to acquire us. Our licenses may only be transferred with prior approval by the FCC. In addition, we are prohibited from voluntarily assigning or transferring control of our C-Block and F-Block licenses for five years after grant date except to assignees or transferees that satisfy the financial criteria established by the FCC for designated entities, unless we have met the first network buildout deadline applicable to such license. Accordingly, the number of potential transferees of our licenses is limited, and any acquisition, merger or other business combination involving us would be subject to regulatory approval.

     In addition, the documents governing our indebtedness contain limitations on our ability to enter into a change of control transaction. Under these documents, the occurrence of a change of control transaction, in some cases after notice and grace periods, would constitute an event of default permitting acceleration of the indebtedness.

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                           FORWARD-LOOKING STATEMENTS

     This prospectus supplement and the accompanying prospectus contain and incorporate by reference forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to a number of risks, uncertainties and assumptions about Leap, including, among other things:

     - changes in the economic conditions of the various markets our subsidiaries serve which could adversely affect the market for wireless services;

     - our ability to access capital markets;

     - a failure to meet the operational, financial or other covenants of our credit facilities;

     - our ability to rollout networks in accordance with our plans, including receiving equipment and backhaul and interconnection facilities on schedule from third parties;

     - failure of network systems to perform according to expectations;

     - the effect of competition;

     - the acceptance of our product offering by our target customers;

     - our ability to retain customers;

     - our ability to maintain our cost, market penetration and pricing structure in the face of competition;

     - uncertainties relating to negotiating and executing definitive agreements and the ability to close pending transactions;

     - technological challenges in developing wireless data services and customer acceptance of such services if developed;

     - our ability to integrate the businesses and technologies we acquire; and

     - rulings by courts or the FCC adversely affecting our rights to own and/or operate certain wireless licenses.

     You can identify these forward-looking statements by forward-looking words such as "believe," "may," "could," "will," "estimate," "continue," "anticipate," "intend," "seek," "plan," "expect," "should," "would" and similar expressions in this prospectus supplement and the accompanying prospectus.

     We have described other risks concerning Leap elsewhere in this prospectus supplement under the heading "Risk Factors." We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus supplement and the accompanying prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

                                USE OF PROCEEDS

     The net proceeds we receive from the sale of 2,800,000 shares of our common stock in this offering are estimated to be $91.4 million, or $97.9 million if the underwriter exercises its over-allotment option in full, at the public offering price of $33.50 per share after deducting underwriting discounts and commissions and estimated offering expenses of $200,000 payable by us.

     We expect to use the net proceeds of this offering to supplement current funds available for acquisitions and spectrum purchases and for general corporate purposes including, but not limited to, future working capital needs.

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                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting agreement dated May 2, 2001, we have agreed to sell to Credit Suisse First Boston Corporation all of the shares of common stock in the offering.

     The underwriting agreement provides that the underwriter is obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below.

     We have granted to the underwriter a 30-day option to purchase on a pro rata basis up to 200,000 additional shares at the public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

     The underwriter proposes to offer the shares of common stock initially at the public offering price on the cover page of this prospectus supplement. After the public offering the underwriter may change the public offering price.

     The following table summarizes the compensation we will pay:

                                                        Per Share                           Total
                                             -------------------------------   -------------------------------
                                                Without            With           Without            With
                                             Over-allotment   Over-allotment   Over-allotment   Over-allotment
                                             --------------   --------------   --------------   --------------
Underwriting Discounts and Commissions paid
  by us....................................      $0.80            $0.80          $2,240,000       $2,400,000

     Leap, nine of its directors and all of its officers have agreed that, without the prior written consent of the underwriter, it, he or she, as the case may be, will not during the period ending 90 days after the date of this prospectus supplement:

     - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or

     - enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock,

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to:

     - the sale of shares to the underwriter;

     - the issuance by us of shares of common stock upon the exercise of an option or warrant or the conversion of any security outstanding on the date of this prospectus supplement of which the underwriter has been advised in writing or which is described in this prospectus supplement;

     - the issuance by us of shares of common stock in connection with acquisitions of wireless licenses or voice or data telecommunications assets or technologies, provided that such shares may not be sold by the seller, subject to certain exceptions, until 90 days after the date of this prospectus supplement;

     - the issuance by us of shares of common stock or securities convertible into or exercisable for shares of common stock in a private placement transaction, provided that such shares may not be sold by the acquiror until 90 days after the date of this prospectus supplement;

     - subject to certain limitations, issuances by us of shares of common stock or call options pursuant to our agreement with Acqua Wellington North American Equities Fund Ltd. at least 30 days after the date of this prospectus supplement;

     - the grant by us of options or common stock under our equity and incentive plans as in effect on the date of this prospectus supplement;

     - transactions by any person other than Leap relating to shares of common stock acquired in open market transactions after the completion of the offering of the shares; and

     - the transfer of shares of common stock by any person other than Leap to a member of that person's immediate family or any affiliate of that person if the transferee agrees to be subject to the restrictions described above.

     We have agreed to indemnify the underwriter against liabilities under the Securities Act of 1933, or contribute to payments that the underwriter may be required to make with respect to such liabilities.

     In connection with the offering the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any short position by either exercising its over-allotment option and/or purchasing shares in the open market.

     - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriter sells more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

     - In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of our common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions and syndicate covering transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

     By purchasing common stock in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that

     - the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws,

     - where required by law, that the purchaser is purchasing as principal and not as agent, and

     - the purchaser has reviewed the text above under Resale Restrictions.

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by the purchaser in this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed for common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                       DESCRIPTION OF LEAP CAPITAL STOCK

     The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our certificate of incorporation and our bylaws. For information on obtaining a copy of our certificate of incorporation and bylaws, see the section of this prospectus supplement or the accompanying prospectus captioned "Where You Can Find More Information."

     Under our charter, the total number of shares of all classes of stock that we have authority to issue is 310,000,000, consisting of 10,000,000 shares of preferred stock and 300,000,000 shares of common stock.

COMMON STOCK

     As of May 1, 2001, we had 30,475,740 shares of common stock outstanding. The holders of our common stock are entitled to one vote for each share on all matters voted on by stockholders. The holders of our common stock possess all voting power, except as otherwise required by law or provided in any resolution adopted by our board of directors regarding any series of preferred stock. After adequate provision has been made for repayment of our creditors and subject to any preferential or other rights of any outstanding series of our preferred stock that may be designated by our board, the holders of our common stock will be entitled to such dividends as may be declared from time to time by our board from available funds and upon liquidation will be entitled to receive pro rata all of our assets available for distribution to the holders of our capital stock. The terms of the indenture governing the notes issued in our February 2000 units offering restrict our ability to declare or pay dividends.

WARRANTS

     In connection with the spin-off of Leap from Qualcomm, we issued a warrant to purchase 5,500,000 shares of our common stock to Qualcomm at an exercise price of approximately $6.11 per share. In March 1999, in exchange for consideration valued at $5.4 million, Qualcomm agreed to amend the warrant to reduce the number of shares which may be acquired upon exercise to 4,500,000. The warrant is exercisable during the 10 years following the spin-off of Leap. The warrant provides that Qualcomm may not exercise the warrant if, as a result, Qualcomm, together with its officers and directors, would own equity securities of Leap in an amount that would disqualify Leap from being a "designated entity" under FCC rules. As of May 1, 2001, Qualcomm had received 1,015,700 shares of our common stock upon exercising portions of the warrant and had surrendered rights to purchase 109,300 shares in partial payment of the exercise price. The remaining number of shares which may be acquired upon exercise of the warrant is 3,375,000.

     The warrant issued to Qualcomm includes three types of registration rights which require Leap to register the shares of Leap common stock issuable upon exercise of the warrant. First, the warrant provides for a one-time "demand" registration right which permits Qualcomm to require Leap to register a minimum of $5 million of Leap common stock issuable upon exercise of the warrant. Second, the warrant provides for "piggyback" registration rights which require Leap to notify Qualcomm of its intention to register shares of Leap common stock with the SEC and, upon request, to include Qualcomm's shares issuable upon exercise of the warrant in the registration. If Qualcomm exercises its piggyback or demand registration rights and the offering is underwritten, the shares to be registered may be reduced by the underwriters based on market conditions. However, after Leap's first firm commitment underwritten public offering of common stock, the shares to be registered may be reduced to no less than 30% of the shares requested to be registered. Third, the warrant provides for "Form S-3" registration rights which generally permit Qualcomm to require Leap to register a minimum of $5 million of shares issuable upon exercise of the warrant if Form S-3, a short-form registration statement, is available for the proposed registration. We will be able to suspend the effectiveness of such registration statement under certain circumstances. The registration rights in the warrant may be assigned by Qualcomm with any transfer of the warrant.

     In connection with our February 2000 units offering, we issued warrants to purchase an aggregate of 2,829,854 shares of our common stock. The terms and conditions of the warrants issued in the senior unit and senior discount unit offerings are more fully described in an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus forms a part. Qualcomm, which purchased units in the offering, holds 308,000 of such warrants, which are exercisable on or after February 23, 2001 for 770,924 shares of our common stock, at an exercise price of $96.80 per share.

     In connection with our acquisition of Chase Telecommunications in March 2000, we issued a warrant to Chase Telecommunications Holdings to purchase 643,068 shares of the common stock of our subsidiary, Cricket Communications Holdings, for an aggregate warrant exercise price of $1,000,000. In connection with the June 2000 merger of Cricket Communications Holdings into a wholly owned subsidiary of ours, the warrant was converted into the right to purchase an aggregate of 202,566 shares of Leap common stock at an exercise price of $4.9367 per share. The aggregate warrant exercise price of $1,000,000 remains unchanged.

                                 LEGAL MATTERS

     Latham & Watkins in San Diego, California will pass upon the validity of the securities offered under this prospectus supplement and certain other legal matters. O'Melveny & Myers LLP in San Francisco, California will pass upon certain legal matters relating to the offering for the underwriter.

                                    EXPERTS

     The consolidated financial statements incorporated in this prospectus supplement and the accompanying prospectus by reference to the Annual Report on Form 10-K of Leap Wireless International, Inc. for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements as of December 31, 1999 and 1998 and for the year ended December 31, 1999 and for the period from June 24, 1998 (inception) to December 31, 1998 of Pegaso Telecomunicaciones, S.A. de C.V. incorporated in this prospectus supplement and the accompanying prospectus by reference to the Annual Report on Form 10-K/A Amendment No. 2 of Leap Wireless International, Inc. for the year ended August 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     Leap is subject to the informational requirements of the Securities Exchange Act of 1934, and files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements and other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0300 for further information on the public reference rooms. You may also access filed documents at the SEC's Website at www.sec.gov.

     We have filed a registration statement on Form S-3 and related exhibits with the SEC under the Securities Act of 1933. The registration statement contains additional information about Leap and the securities. You may inspect the registration statement and exhibits without charge and obtain copies from the SEC at prescribed rates at the locations above.

     The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference in this prospectus supplement and the accompanying prospectus the following documents we have filed, or may file, with the SEC:

     - Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed with the SEC on March 2, 2001;

     - Amendment No. 2 to our Annual Report on Form 10-K for the fiscal year ended August 31, 1999 filed on Form 10-K/A with the SEC on June 28, 2000;

     - Our Current Report on Form 8-K dated January 11, 2001 filed with the SEC on January 19, 2001 and Amendment No. 1 thereto filed on Form 8-K/A with the SEC on January 25, 2001;

     - Our Current Report on Form 8-K dated January 23, 2001 filed with the SEC on January 31, 2001;

     - Our Current Report on Form 8-K dated February 14, 2001 filed with the SEC on February 14, 2001;

     - Our Current Report on Form 8-K dated March 16, 2001 filed with the SEC on March 16, 2001;

     - Our Current Report on Form 8-K dated April 9, 2001 filed with the SEC on April 9, 2001;

     - Our Current Report on Form 8-K dated April 19, 2001 filed with the SEC on April 20, 2001;

     - Our Current Report on Form 8-K dated May 2, 2001 filed with the SEC on May 3, 2001;

     - The description of our common stock and associated preferred stock purchase rights contained in our Registration Statement on Form 10 filed with the SEC on July 1, 1998, as amended;

     - All documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before termination of this offering.

     A statement contained in a document incorporated by reference in this prospectus supplement or the accompanying prospectus shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated herein modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this document.

     You may request a free copy of any of the documents incorporated by reference in this prospectus supplement or the accompanying prospectus by writing or telephoning us at the following address:

                       Leap Wireless International, Inc.
                           10307 Pacific Center Court
                              San Diego, CA 92121
                                 (858) 882-6000

     You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this document.

PROSPECTUS

                                 $1,000,000,000

                       LEAP WIRELESS INTERNATIONAL, INC.

                                DEBT SECURITIES

                                PREFERRED STOCK

                               DEPOSITARY SHARES

                                  COMMON STOCK

                                    WARRANTS

                                     RIGHTS

                                     UNITS
                           -------------------------

     We may offer and sell from time to time in one or more classes or series and in amounts, at prices and on the terms that we will determine at the time of offering, with an aggregate initial offering price of up to $1,000,000,000:

     - debt securities, which may consist of debentures, notes or other types of debt;

     - shares of preferred stock;

     - shares of preferred stock represented by depositary shares;

     - shares of common stock;

     - warrants to purchase debt securities, preferred stock or common stock;

     - rights to purchase shares of common stock; and

     - units consisting of two or more of the foregoing.

     We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

     Our common stock is listed on the Nasdaq National Market under the symbol "LWIN."
                           -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     We will sell these securities directly to our stockholders or to purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will set forth the names of the agents or underwriters and any applicable fees, commissions or discounts.
                           -------------------------

                  The date of this prospectus is April 4, 2001

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have subsequently changed.
                           -------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About this Prospectus.......................................    3
Where You Can Find More Information.........................    4
Forward-Looking Statements..................................    5
Leap Wireless International.................................    6
Use of Proceeds.............................................    6
Ratio of Earnings to Fixed Charges..........................    6
Description of Debt Securities..............................    7
Description of Capital Stock................................   16
  Common Stock..............................................   16
  Preferred Stock...........................................   16
Description of Depositary Shares............................   19
Description of Warrants.....................................   22
Description of Rights.......................................   25
Description of Units........................................   26
Plan of Distribution........................................   27
Legal Matters...............................................   30
Experts.....................................................   30

                           -------------------------

     Whenever we refer to "Leap," "we," "our" or "us" in this prospectus, we mean Leap Wireless International, Inc. and its consolidated subsidiaries, unless the context suggests otherwise. When we refer to "you" or "yours," we mean the holders of the applicable series of securities.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the next heading, "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

     Leap is subject to the informational requirements of the Securities Exchange Act of 1934, and files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements and other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0300 for further information on the public reference rooms. You may also access filed documents at the SEC's Web site at www.sec.gov.

     We are incorporating by reference some information about us that we file with the SEC. We are disclosing important information to you by referencing those filed documents. Any information that we reference this way is considered part of this prospectus.

     We incorporate by reference the following documents we have filed, or may file, with the SEC:

     - Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed with the SEC on March 2, 2001;

     - Amendment No. 2 to our Annual Report on Form 10-K for the fiscal year ended August 31, 1999 filed on Form 10-K/A with the SEC on June 28, 2000;

     - Our Current Report on Form 8-K dated January 11, 2001 filed with the SEC on January 19, 2001 and Amendment No. 1 thereto filed on Form 8-K/A with the SEC on January 25, 2001;

     - Our Current Report on Form 8-K dated January 23, 2001 filed with the SEC on January 31, 2001;

     - Our Current Report on Form 8-K dated February 14, 2001 filed with the SEC on February 14, 2001;

     - Our Current Report on Form 8-K dated March 16, 2001 filed with the SEC on March 16, 2001;

     - The description of our common stock and associated preferred stock purchase rights contained in our Registration Statement on Form 10 filed with the SEC on July 1, 1998, as amended; and

     - All documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before termination of this offering.

     A statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated herein modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

                       Leap Wireless International, Inc.
                           10307 Pacific Center Court
                          San Diego, California 92121
                                 (858) 882-6000

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains and incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to a number of risks, uncertainties and assumptions about Leap, including, among other things:

     - changes in the economic conditions of the various markets our subsidiaries serve which could adversely affect the market for wireless services;

     - our ability to access capital markets;

     - a failure to meet the operational, financial or other covenants contained in our credit facilities;

     - our ability to rollout networks in accordance with our plans, including receiving equipment and backhaul and interconnection facilities on schedule from third parties;

     - failure of network systems to perform according to expectations;

     - the effect of competition;

     - the acceptance of our product offering by our target customers;

     - our ability to retain customers;

     - our ability to maintain our cost, market penetration and pricing structure in the face of competition;

     - uncertainties relating to negotiating and executing definitive agreements and the ability to close pending transactions;

     - technological challenges in developing wireless data services and customer acceptance of such services if developed;

     - rulings by courts or the FCC adversely affecting our rights to own and/or operate certain wireless licenses; and

     - other factors detailed in our other SEC filings.

     You can identify these forward-looking statements by forward-looking words such as "believe," "may," "could," "will," "estimate," "continue," "anticipate," "intend," "seek," "plan," "expect," "should," "would" and similar expressions in this prospectus.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

                          LEAP WIRELESS INTERNATIONAL

     Leap is a wireless communications carrier that is deploying unique, affordable, simple wireless services designed to accelerate the transformation of wireless service into a mass consumer product. We generally seek to address a much broader population segment than traditional wireless providers have addressed to date. In the U.S., we are offering wireless service under the brand name "Cricket(TM)." Our innovative Cricket strategy is designed to extend the benefits of mobility to the mass market by offering wireless service that is as simple to understand and use as, and priced competitively with, traditional landline service. In each of our markets, we are deploying 100% digital, Code Division Multiple Access, or CDMA, networks that we believe provide higher capacity and more efficient deployment of capital than competing technologies. This, when combined with our efforts to streamline operation and distribution systems, allows us to be a low-cost provider of wireless services in each of our markets.

     Leap was formed as a Delaware corporation in June 1998 as a subsidiary of Qualcomm Incorporated. In September 1998, Qualcomm distributed all of the common stock of Leap to Qualcomm's stockholders as a taxable dividend. Our executive offices are located at 10307 Pacific Center Court, San Diego, CA 92121. Our telephone number is (858) 882-6000.

                                USE OF PROCEEDS

     We intend to use the net proceeds from the sale of the securities under this prospectus for general corporate purposes, including acquisitions, capital expenditures and working capital. We expect to use the majority of the proceeds from offerings under this prospectus to finance future acquisitions of wireless operating licenses, including those that the FCC plans to auction, acquisitions of wireless operating systems and complementary businesses and costs related to building out wireless markets. We may invest funds not required immediately for these purposes in short-term investment grade securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Our ratios of earnings to fixed charges are as follows for the periods indicated:

                                                                              PERIOD FROM
                                                                             SEPTEMBER 1,
                                                  YEAR ENDED AUGUST 31,          1999          YEAR ENDED
                                                -------------------------   TO DECEMBER 31,   DECEMBER 31,
                                                1996   1997   1998   1999        1999             2000
                                                ----   ----   ----   ----   ---------------   ------------
Ratio of earnings to fixed charges............  --     --     --     --           --              2.05

     For the years ended August 31, 1996, 1997, 1998, 1999 and the transition period from September 1, 1999 to December 31, 1999, our earnings were insufficient to cover fixed charges by $0.4 million, $1.4 million, $23.6 million, $37.1 million and $52.7 million, respectively. Earnings consist of pre-tax income (loss) from continuing operations adjusted to add back fixed charges, minority interest in earnings of consolidated subsidiary, losses from and write-down of investments in equity investees and amortization of capitalized interest and to subtract capitalized interest. Fixed charges consist of interest expense, including capitalized interest, amortized discounts related to indebtedness and that portion of rent expenses deemed to be interest.

     To date, we have not issued any shares of preferred stock. Therefore, the ratios of earnings to fixed charges and preferred stock dividends are identical to the ratios presented in the table above.

                         DESCRIPTION OF DEBT SECURITIES

     This prospectus describes the general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. Accordingly, for a description of the terms of any series of debt securities, you must refer to both the prospectus supplement relating to that series and the description of the debt securities in this prospectus. A prospectus supplement may change any of the terms of the debt securities described in this prospectus.

     The debt securities offered by this prospectus will be issued under an indenture between us and the trustee named therein. The indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. We have incorporated by reference the form of indenture as an exhibit to the registration statement of which this prospectus forms a part and you should read the indenture for the provisions that may be important to you. We have summarized select portions of the indenture below. The summary is not complete. Terms used in the summary below and not defined in this prospectus have the meanings specified in the indenture.

GENERAL

     The debt securities will be our direct obligations, which may be secured or unsecured, and which may be senior or subordinated indebtedness. We may issue an unlimited amount of debt securities, in one or more series, under the indenture. The terms of each series of debt securities will be established by our board of directors or in a supplemental indenture. We do not have to issue all debt securities of one series at the same time and, unless described differently in a prospectus supplement, we may reopen a series, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series.

     There may be more than one trustee under the indenture, each relating to one or more series of debt securities. Any trustee may resign or be removed by us at which time we will appoint a successor trustee. Each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee under the indenture. Except as indicated elsewhere in this prospectus, any action taken by the trustee may be taken by the trustee only relating to the series of debt securities for which it is the trustee.

     We will provide in a prospectus supplement, including any pricing supplement, relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities:

     - the title of the debt securities;

     - the aggregate principal amount of the debt securities and any limit on the aggregate principal amount of the debt securities;

     - whether we will issue the debt securities at a discount and the portion of the principal amount of the debt securities payable upon declaration of acceleration of the maturity of the securities or upon redemption, if other than the principal amount, and the rate at which the original issue discount will accrue;

     - the date on which we will pay the principal on the debt securities;

     - the rate, which may be fixed or variable, or the method used to determine the rate at which the debt securities will bear interest;

     - the date from which interest will accrue, the date on which interest will be payable and any regular record date for the interest payable on any interest payment date;

     - the place where we will pay, or the method of payment of, principal, premium and interest on the debt securities and where holders may surrender the debt securities for conversion, registration of transfer or exchange;

     - any obligation we have to redeem or purchase the debt securities under any sinking fund or similar provisions or at the option of a holder of debt securities;

     - our right to redeem the debt securities and the date on which, the price at which and the terms and conditions upon which we may redeem the debt securities;

     - the denominations in which we will issue the debt securities, if other than denominations of $1,000 and any multiples of $1,000;

     - provisions, if any, for the defeasance or discharge of our obligations relating to the debt securities;

     - whether we will issue the debt securities in registered or bearer form;

     - the currency in which we will pay principal, premium and interest on the debt securities;

     - if we will pay principal, premium or interest on the debt securities in one or more currencies other than those in which the debt securities are denominated, the manner in which we will determine the exchange rate on the payments;

     - the manner in which we will determine the amounts of payment of principal, premium or interest on the debt securities if these amounts may be determined by reference to an index based on a currency other than that in which the debt securities are denominated or designated or by reference to a commodity, commodity index, stock exchange index or financial index;

     - any addition to, or change or deletion of, any events of default or covenants in the indenture;

     - a discussion of any material or special United States federal income tax considerations applicable to the debt securities;

     - any depositaries, trustees, interest rate calculation agents, exchange rate calculation agents or other agents relating to the debt securities other than those originally appointed;

     - whether we will issue the debt securities in the form of global securities and whether we will issue the global securities in temporary or permanent global form;

     - any rights of the holders of the debt securities to convert the debt securities into other securities or property and the terms and conditions of the conversion;

     - any subordination provisions relating to the debt securities;

     - any listing of the debt securities on a securities exchange;

     - any provisions relating to any security provided for by the debt securities; and

     - any other terms of the debt securities that will not be inconsistent with the indenture.

     We may issue debt securities at a discount below their stated principal amount. Even if we do not issue the debt securities below their stated principal amount, for United States federal income tax purposes the debt securities may be deemed to have been issued with a discount because of interest payment characteristics. We will describe in a prospectus supplement the United States federal income tax considerations applicable to debt securities issued at a discount or deemed to be issued at a discount. We will also describe in a prospectus supplement the special United States federal income tax considerations or other restrictions or terms applicable to debt securities issuable in bearer form, offered exclusively to foreigners or denominated in a foreign currency.

DENOMINATIONS, REGISTRATION, TRANSFER AND EXCHANGE

     Unless we specify otherwise in the prospectus supplement, the debt securities of any series will be issuable only in denominations of $1,000 and multiples of $1,000, and will be payable only in U.S. dollars.

     We may issue the debt securities in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. We may issue the global securities in either registered or bearer form and in either temporary or permanent form. We will describe the specific terms of the depositary arrangement relating to a series of debt securities in the prospectus supplement.

     You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. We will not charge a service fee for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge we are required to pay in connection with a transfer or exchange.

     You may effect the transfer of certificated debt securities and the right to receive the principal, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

     We are not required to:

     - register, transfer or exchange debt securities of any series during a period beginning at the opening of 15 business days before the day we transmit a notice of redemption of debt securities of the series selected for redemption and ending at the close of business on the day of the transmission; or

     - to register, transfer or exchange any debt security so selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

COVENANTS

     We will describe in the prospectus supplement any restrictive covenants applicable to an issue of debt securities.

CONSOLIDATION, MERGER OR SALE OF ASSETS

     We may not consolidate or merge with or into, or sell, assign, convey or transfer our properties and assets substantially in their entirety to another corporation, person or entity unless:

     - in the case of a consolidation or merger, (a) we are the surviving corporation, or (b) the successor corporation is an entity organized and validly existing under the laws of the United States, any state of the United States or the District of Columbia and expressly assumes our obligations under the debt securities and the indenture; and

     - immediately after giving effect to the transaction, no event of default exists.

     Notwithstanding the foregoing, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties and assets to us.

EVENTS OF DEFAULT

     Each of the following is an event of default relating to a series of debt securities:

     - default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days;

     - default in the payment of principal of or premium on any debt security of that series when due and payable;

     - default in the deposit of any sinking fund payment, when and as due relating to any debt security of that series;

     - default in the performance or breach by us of any other covenant or warranty in the indenture, other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series, which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of at least 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

     - the acceleration of the maturity date of any of our indebtedness, other than non-recourse indebtedness, at any one time, in an amount exceeding the greater of (1) $25 million or (2) 5% of our consolidated net tangible assets, if the acceleration is not cancelled within 30 days;

     - events of bankruptcy, insolvency or reorganization; and

     - any other event of default provided relating to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

     Non-recourse indebtedness means indebtedness for which the terms provide that the lender's claim for repayment of the indebtedness is limited solely to a claim against the property which secures the indebtedness.

     Consolidated net tangible assets means the total amount of assets, including investments in joint ventures, of a company and its subsidiaries, if any, less applicable depreciation, amortization and other valuation reserves after deducting:

     - all current liabilities, excluding (1) the current portion of long-term indebtedness, (2) intercompany liabilities and (3) any liabilities which are by their terms renewable or extendible at the option of the obligor to a time more than 12 months from the time as of which the amount is being computed; and

     - all goodwill, trade names, trademarks, patents, unamortized debt discount and any other similar intangibles, all as provided on the most recent consolidated balance sheet of the company and computed in accordance with generally accepted accounting principles.

     If an event of default relating to outstanding debt securities of any series occurs and is continuing, then the trustee or the holders of at least 25% in principal amount of outstanding debt securities of that series may declare, in a written notice, the principal amount, or specified amount, plus accrued and unpaid interest and premium, if payable on all debt securities of that series to be immediately due and payable. At any time after a declaration of acceleration relating to debt securities of any series has been made, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and cancel the acceleration if:

     - the holders act before the trustee has obtained a judgment or decree for payment of the money due;

     - we have paid or deposited with the trustee a sum sufficient to pay overdue interest and overdue principal other than the accelerated interest and principal; and

     - we have cured or the holders have waived all events of default, other than the non-payment of accelerated principal and interest relating to debt securities of that series, as provided in the indenture.

     We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of the discount securities upon the occurrence of an event of default.

     The trustee has no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee relating to the debt securities of that series.

     No holder of any debt security of any series will have any right to institute any judicial or other proceeding relating to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

     - that holder has previously given the trustee written notice of a continuing event of default relating to debt securities of that series; and

     - the holders of at least a 25% in principal amount of outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

     The holder of any debt security will have an absolute and unconditional right to receive payment of the principal, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

     Within 120 days after the end of our fiscal year we will furnish to the trustee a statement as to compliance with the indenture. The trustee may withhold notice to the holders of debt securities of any series of any default or event of default, except in payment on any debt securities of that series, relating to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

MODIFICATION AND WAIVER

     We may modify the indenture, without prior notice to or consent of any holders, for any of the following purposes:

     - to evidence the succession of another corporation to our rights and the assumption by the successor of our covenants and obligations in the indenture and the debt securities;

     - to add to the covenants for the benefit of the holders of the debt securities or to surrender any right or power conferred upon us in the indenture;

     - to add any events of default;

     - to add or change any provision of the indenture to permit or facilitate the issuance of debt securities of any series in bearer form, to permit bearer securities to be issued in exchange for registered securities, to permit bearer securities to be issued in exchange for bearer securities of other denominations or to permit the issuance of debt securities of any series in uncertificated form, provided that the action will not adversely affect the interests of the holders of debt securities or coupons in any material respect;

     - to change or eliminate any provision of the indenture, provided that the change or elimination will become effective only when there is no outstanding debt security issued under the indenture or coupon of any series created prior to the modification which is entitled to the benefit of the provision and as to which the modification would apply;

     - to secure the debt securities or to provide that any of our obligations under the debt securities or the indenture will be guaranteed and the terms and conditions for the release or substitution of the security or guarantee;

     - to supplement any provisions of the indenture to permit or facilitate the defeasance and discharge of any series of debt securities, provided that the action will not adversely affect the interests of the holders of the debt securities or coupons in any material respect;

     - to establish the form or terms of debt securities and coupons as permitted by the indenture;

     - to evidence and provide for a successor or other trustee relating to one or more series of debt securities and to add or change any provision of the indenture to provide for or facilitate the administration of the trusts by more than one trustee; or

     - to cure any ambiguity, to correct or supplement any provision of the indenture which may be defective or inconsistent with any other provision of the indenture, to eliminate any conflict between the terms of the indenture and the debt securities and the Trust Indenture Act or to make any other provisions which will not be inconsistent with any provision of the indenture; provided, however, that these other provisions will not adversely affect the interest of the holders of outstanding debt securities or coupons in any material respect.

     We may modify and amend the indenture with the written consent of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. However, these modifications may not, without the consent of the holder of each outstanding debt security of each series affected:

     - change the stated maturity of any debt security or coupon;

     - reduce the principal amount of any payment to be made on any debt security or coupon;

     - reduce the rate of interest or extend the time for payment of interest or premium payable upon redemption of any debt security;

     - change the coin or currency in which any debt security or any premium or interest is payable;

     - reduce the amount of the principal of a discount security that would be due and payable upon a declaration of acceleration of the maturity;

     - impair the right to institute suit for the enforcement of any payment on or after the due date of the payment;

     - alter any redemption provisions in a manner adverse to the holders of the debt securities;

     - reduce the percentage in principal amount of the outstanding debt securities;

     - adversely affect the right of any holder to convert any debt security;

     - modify any of the waiver provisions, except to increase any required percentage or to provide that other provisions of the indenture cannot be modified or waived without the consent of the holder of each affected outstanding debt security; or

     - modify any provision described in the applicable prospectus supplement as requiring the consent of each affected holder of debt securities.

     A modification which changes or eliminates any covenant or other provision of the indenture relating to one or more particular series of debt securities and coupons, or which modifies the rights of the holder of debt securities and coupons of that series, will be deemed not to affect the rights of the holders of debt securities and coupons of any other series.

     The holders of at least a majority in principal amount of the outstanding debt securities of any series, by notice to the trustee, may on behalf of the holders of all debt securities of that series waive any default and its consequences under the indenture, except:

     - a continuing default in the payment of interest on, premium or the principal amount of any debt security held by a non-consenting holder; or

     - a default of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of each series affected.

DEFEASANCE OF DEBT SECURITIES AND COVENANTS IN CIRCUMSTANCES

     Legal Defeasance. We may be discharged from any and all obligations relating to the debt securities of any series except for obligations:

     - to pay additional amounts, if any, upon the occurrence of specified tax, assessment or government charge events relating to payments on the debt securities;

     - to register the transfer or exchange of debt securities;

     - to replace stolen, lost or mutilated debt securities;

     - to maintain paying agencies; and

     - to hold money in payment for trust.

     We will be discharged upon our deposit with the trustee, in trust, of money or government obligations that will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments relating to the debt securities of that series on the stated maturity of those payments.

     We may be discharged only if we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge.

     Defeasance of Covenants. Upon compliance with specified conditions, we will not be required to comply with some restrictive covenants contained in the indenture and any omission to comply with the obligations will not constitute a default or event of default relating to the debt securities. These conditions include:

     - depositing with the trustee money or government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay principal, premium and interest on and any mandatory sinking fund payments relating to the debt securities of that series on the date those payments are due; and

     - delivering to the trustee an IRS ruling or an opinion of counsel to the effect that the holders of the debt securities of the series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance.

LIMITED LIABILITY OF SOME PERSONS

     No past, present or future stockholder, incorporator, employee, officer or director of Leap or any successor corporation or any of our affiliates will have any personal liability for our obligations under the indenture or the debt securities because of his, her or its status as a stockholder, incorporator, employee, officer or director.

CONVERSION RIGHTS

     We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which the debt securities are convertible into common stock or preferred stock. Those terms will include:

     - whether the debt securities are convertible into common stock or preferred stock;

     - the conversion price, or manner of calculation;

     - the conversion period;

     - provisions regarding whether conversion will be at our option or the option of the holders;

     - the events requiring an adjustment of the conversion price; and

     - provisions affecting conversion in the event of the redemption of the debt securities.

PAYMENT AND PAYING AGENTS

     The indenture will require us to duly and punctually pay the principal, premium and interest on the debt securities as provided in the debt securities and the indenture.

     If debt securities of a series are issuable only as registered securities, we will maintain in each place of payment for that series an office or agency where:

     - holders may present or surrender for payment debt securities of that series;

     - holders may surrender debt securities of that series for registration of transfer or exchange; and

     - we may be served with notices and demands regarding the debt securities of that series.

     If debt securities of a series are issuable as bearer securities, we will maintain or cause to be maintained:

     - in the Borough of Manhattan, the City and State of New York, an office or agency (i) where holders may (1) present or surrender for payment any registered securities of that series, (2) surrender for registration or transfer any registered securities of that series, (3) surrender debt securities of that series for exchange or redemption and (4) present or surrender for payment bearer securities of that series and related coupons in the circumstances described in the following paragraph and not otherwise, and (ii) where we may be served with notices and demands regarding the debt securities of that series;

     - subject to any applicable laws or registration, in a place of payment for that series which is located outside the United States, an office or agency where holders may present and surrender for payment debt securities of that series and related coupons; provided that if the debt securities of that series are listed on The Stock Exchange of the United Kingdom and the Republic of Ireland, the Luxembourg Stock Exchange or any other stock exchange located outside the United States and the stock exchange so requires, we will maintain a paying agent for the debt securities of that series in London, Luxembourg or any other required city located outside the United States, so long as the debt securities of that series are listed on that exchange; and

     - subject to any applicable laws or regulations, in a place of payment for that series located outside the United States, an office or agency where holders may surrender any registered securities of that series for registration of transfer or surrender for exchange or redemption debt securities of that series and where we may receive notices and demands regarding the debt securities of that series.

     We will give prompt written notice to the applicable trustee of the locations, and any change in the locations, of offices or agencies. If at any time we fail to maintain any required office or agency or fail to furnish the applicable trustee with the address, holders may make or serve the presentations, surrenders, notices and demands at the corporate trust office of the applicable trustee, except that holders may present and surrender bearer securities of that series and the related coupons for payment at the offices specified in the applicable debt security. We will appoint the applicable trustee as our agent to receive the foregoing presentations, surrenders, notices and demands. However, in the case of bearer securities, we may appoint another agent as may be specified in the applicable prospectus supplement.

     We will make no payment of principal, premium or interest on bearer securities at any of our offices or agencies in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. However, if the debt securities of a series are denominated and payable in U.S. dollars, we will pay principal and any premium and interest on the debt securities of that series, if specified in the applicable prospectus supplement, at the office of our paying agent in the Borough of Manhattan, the City and State of New York, only if payment in U.S. dollars of the full amount of the principal, premium, interest or additional amounts, as the case may be, at all offices or agencies outside the United States maintained for the purpose by us in accordance with the indenture is illegal or effectively precluded by exchange controls or other similar restrictions.

GOVERNING LAW

     The indenture and the related debt securities will be governed by and construed in accordance with the laws of the State of New York.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     This prospectus describes the general terms of our capital stock. For a more detailed description of these securities, you should read the applicable provisions of Delaware law and our charter. When we offer to sell a particular series of these securities, we will describe the specific terms of the series in a supplement to this prospectus. Accordingly, for a description of the terms of any series of securities, you must refer to both the prospectus supplement relating to that series and the description of the securities described in this prospectus. A prospectus supplement may change any of the terms of the securities described in this prospectus.

     Under our charter, the total number of shares of all classes of stock that we have authority to issue is 310,000,000, consisting of 10,000,000 shares of preferred stock and 300,000,000 shares of common stock.

COMMON STOCK

     As of March 23, 2001, we had 30,060,571 shares of common stock outstanding. The holders of our common stock are entitled to one vote for each share on all matters voted on by stockholders. The holders of our common stock possess all voting power, except as otherwise required by law or provided in any resolution adopted by our board of directors regarding any series of preferred stock. Subject to any preferential or other rights of any outstanding series of our preferred stock that may be designated by our board, the holders of our common stock will be entitled to such dividends as may be declared from time to time by our board from available funds and upon liquidation will be entitled to receive pro rata all of our assets available for distribution to the holders. The common stock has no subscription, redemption, conversion or preemptive rights. All shares of common stock are fully paid and nonassessable. The terms of the indenture governing our outstanding notes restrict our ability to declare or pay dividends.

     As a corporation organized under the laws of the State of Delaware, we are subject to Section 203 of the General Corporation Law of the State of Delaware, known as the DGCL, which restricts our ability to enter into business combinations with an interested stockholder or a stockholder owning 15% or more of our outstanding voting stock, or that stockholder's affiliates or associates, for a period of three years. These restrictions do not apply if:

     - prior to becoming an interested stockholder, our board of directors approves either the business combination or the transaction in which the stockholder becomes an interested stockholder;

     - upon consummation of the transaction in which the stockholder becomes an interested stockholder, the interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commenced, subject to exceptions; or

     - on or after the date a stockholder becomes an interested stockholder, the business combination is both approved by our board of directors and authorized at an annual or special meeting of our stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

PREFERRED STOCK

     Under our charter, our board of directors is authorized to issue shares of our preferred stock from time to time, in one or more classes or series, without stockholder approval. Prior to the issuance of shares of each series, the board of directors is required by the DGCL and our charter to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including the following:

     - the number of shares constituting each class or series;

     - voting rights;
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

     - rights and terms of redemption, including sinking fund provisions;

     - dividend rights and rates;

     - dissolution;

     - terms concerning the distribution of assets;

     - conversion or exchange terms;

     - redemption prices; and

     - liquidation preferences.

     All shares of preferred stock offered by this prospectus will, when issued, be fully paid and nonassessable and will not have any preemptive or similar rights. Our board of directors could authorize the issuance of additional shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction that might involve a premium price for holders of the shares or which holders might believe to be in their best interests.

     We will describe in a prospectus supplement relating to the class or series of preferred stock being offered the following terms:

     - the title and stated value of the preferred stock;

     - the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

     - the dividend rate(s), period(s) or payment date(s) or method(s) of calculation applicable to the preferred stock;

     - whether dividends are cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock will accumulate;

     - the procedures for any auction and remarketing, if any, for the preferred stock;

     - the provisions for a sinking fund, if any, for the preferred stock;

     - the provision for redemption, if applicable, of the preferred stock;

     - any listing of the preferred stock on any securities exchange;

     - the terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock, including the conversion price or manner of calculation and conversion period;

     - voting rights, if any, of the preferred stock;

     - whether interests in the preferred stock will be represented by depositary shares;

     - a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

     - the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs;

     - any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

     - any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

RANK

     Unless we specify otherwise in the applicable prospectus supplement, the preferred stock will rank, relating to dividends and upon our liquidation, dissolution or winding up:

     - senior to all classes or series of our common stock and to all of our equity securities ranking junior to the preferred stock;

     - on a parity with all of our equity securities the terms of which specifically provide that the equity securities rank on a parity with the preferred stock; and

     - junior to all of our equity securities the terms of which specifically provide that the equity securities rank senior to the preferred stock.

     The term equity securities does not include convertible debt securities.

PARTICIPATING PREFERRED STOCK PURCHASE RIGHTS

     On September 9, 1998, our board of directors adopted a shareholder rights plan. Under the rights plan, a dividend of one preferred share purchase right was declared for each outstanding share of our common stock. The common stock currently trades with a right to purchase Series A Junior Participating preferred stock. A preferred share purchase right will be attached to each share of common stock issued during the term of the rights plan. Each right entitles shareholders to buy one one-thousandth of a share of our Series A preferred stock at an exercise price of $350.00, subject to anti-dilution adjustments, upon the triggering event of a person acquiring, or making a tender or exchange offer for, 15% or more of our outstanding common stock. Each right entitles its holder, other than the person acquiring 15% or more of the outstanding common stock, to purchase shares of our common stock with a market value of twice the right's exercise price. Ownership of our common stock in excess of the 15% threshold by Qualcomm Incorporated as a result of exercising its warrant to purchase 4,500,000 shares of our common stock or the warrants purchased by Qualcomm in our February 2000 units offering entitling it to purchase 770,924 shares of our common stock, however, will not trigger the rights plan, unless and until Qualcomm acquires one or more additional shares of our common stock. In addition, if a company acquires us in a merger or other business combination, or if we sell more than 50% of our consolidated assets or earning power, these rights will entitle our shareholders, other than the acquirer, to purchase, for the exercise price, shares of the common stock of the acquiring company having a market value of two times the exercise price. At any time prior to these events, the board of directors may redeem the rights at one cent per right.

     The rights plan is intended to protect shareholders in the event of an unsolicited attempt to acquire us. The right is transferred automatically with the transfer of the common stock until separate rights certificates are distributed upon the occurrence of certain events. The rights plan could have the effect of delaying, deferring or preventing a person from acquiring us or accomplishing a change in control of the board of directors. This description of the rights plan is intended as a summary only and is qualified in its entirety by reference to a rights agreement dated as of September 14, 1998, as amended, between Leap and Harris Trust Company of California. To obtain a copy of the rights agreement, as amended, see the section of this prospectus entitled "Where You Can Find More Information."

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for our common stock is Computershare Investor Services LLC.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

     We may issue depositary shares, each of which will represent a fractional interest of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. We will deposit with a depositary, referred to as the preferred stock depositary, shares of preferred stock of each series represented by depositary shares. We will enter into a deposit agreement with the preferred stock depositary and holders from time to time of the depositary receipts issued by the preferred stock depositary which evidence the depositary shares. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the holder's fractional interest in the preferred stock, to all the rights and preferences of the series of the preferred stock represented by the depositary shares, including dividend, voting, conversion, redemption and liquidation rights.

     Immediately after we issue and deliver the preferred stock to a preferred stock depositary, we will cause the preferred stock depositary to issue the depositary receipts on our behalf. The form of deposit agreement is filed as an exhibit to the registration statement of which this prospectus forms a part and you should read the deposit agreement for the provisions that may be important to you. The statements made in this section relating to the deposit agreement and the depositary receipts are summaries only. These summaries are not complete and we may modify any of the terms of the depositary shares described in this prospectus in a prospectus supplement. For more detail, we refer you to the deposit agreement itself.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The preferred stock depositary will distribute all cash dividends or other cash distributions received relating to the preferred stock to the record holders of depositary receipts in proportion to the number of the depositary receipts owned by the holders, subject to the obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary.

     In the event of a distribution other than in cash, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts in proportion to the number of the depositary receipts owned by the holders, unless the preferred stock depositary determines that it is not feasible to make the distribution, in which case the preferred stock depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

     No distribution will be made relating to any depositary share that represents any preferred stock converted into other securities.

WITHDRAWAL OF STOCK

     Assuming we have not previously called for redemption or converted into other securities the related depositary shares, upon surrender of the depositary receipts at the corporate trust office of the preferred stock depositary, the holders will be entitled to delivery at that office of the number of whole or fractional shares of the preferred stock and any money or other property represented by the depositary shares. Holders of depositary receipts will be entitled to receive shares of the related preferred stock as specified in the applicable prospectus supplement, but holders of the shares of preferred stock will no longer be entitled to receive depositary shares.

REDEMPTION OF DEPOSITARY SHARES

     Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will concurrently redeem the number of depositary shares representing shares of the preferred stock so redeemed, provided we have paid the applicable redemption price for the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable relating to the preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata or by any other equitable method determined by us.

     From and after the date fixed for redemption:

     - all dividends relating to the shares of preferred stock called for redemption will cease to accrue;

     - the depositary shares called for redemption will no longer be deemed to be outstanding; and

     - all rights of the holders of the depositary receipts evidencing the depositary shares called for redemption will cease, except the right to receive any moneys payable upon the redemption and any money or other property to which the holders of the depositary receipts were entitled upon redemption and surrender to the preferred stock depositary.

     Any funds we deposit with the preferred stock depositary for redemption of depositary shares that the holders fail to redeem will be returned to us after a period of two years from the date the funds are deposited.

VOTING OF THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts. Each record holder of these depositary receipts on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by the holder's depositary shares. The preferred stock depositary will vote the amount of preferred stock represented by the depositary shares in accordance with the instructions, and we will agree to take all reasonable action necessary to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the amount of preferred stock represented by the depositary shares for which it does not receive specific instructions from the holders of depositary receipts evidencing the depositary shares. The preferred stock depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any vote made, as long as the action or non-action is in good faith and does not result from the preferred stock depositary's negligence or willful misconduct.

LIQUIDATION PREFERENCE

     In the event that we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary shares, as set forth in the applicable prospectus supplement.

CONVERSION OF DEPOSITARY SHARES

     The depositary shares will not be convertible into common stock or any of our other securities or property, unless we so specify in the applicable prospectus supplement relating to an offering of depositary shares.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     We may amend the form of depositary receipt and any provision of the deposit agreement at any time by agreement with the preferred stock depositary. However, any amendment which imposes or increases any fees, taxes or other charges payable by the holders of depositary receipts, other than taxes and other governmental charges, fees and other expenses payable by the holders as described below under "Charges of Preferred Stock Depositary," or which otherwise prejudices any substantial existing right of holders of depositary receipts, will not take effect as to outstanding depositary receipts until the expiration of 30 days after notice of the amendment has been mailed to the record holders of outstanding depositary receipts.

     When we direct the preferred stock depositary to do so, the preferred stock depositary will terminate the deposit agreement by mailing a notice of termination to the record holders of all depositary receipts then outstanding at least 30 days prior to the date fixed in the notice for termination. In addition, the preferred stock depositary may terminate the deposit agreement if at any time 45 days have passed since the preferred stock depositary has delivered to us a written notice of its election to resign and a successor depositary has not been appointed and accepted its appointment. If any depositary receipts remain outstanding after the date of termination, the preferred stock depositary thereafter will discontinue the transfer of depositary receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices, other than the notice of termination, or perform any further acts under the deposit agreement, except as provided below and except that the preferred stock depositary will continue to collect dividends on the preferred stock and other distributions with respect to the preferred stock and will continue to deliver the preferred stock together with any dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property, without liability for interest thereon, in exchange for depositary receipts surrendered. At any time after the expiration of two years from the date of termination, the preferred stock depositary may sell the preferred stock then held by it at public or private sales, at such place or places and upon such terms as it deems proper and may thereafter hold the net proceeds of any such sale, together with any money or other property then held by it, without liability for interest thereon, for the pro rata benefit of the holders of depositary receipts which have not been surrendered.

     In addition, the deposit agreement will automatically terminate if:

     - all outstanding depositary shares have been redeemed; or

     - there has been a final distribution of the related preferred stock in connection with our liquidation, dissolution or winding up and the distribution has been distributed to the holders of depositary receipts evidencing the depositary shares representing the preferred stock.

CHARGES OF PREFERRED STOCK DEPOSITARY

     We will pay all fees, charges and expenses of the preferred stock depositary in connection with its performance of the deposit agreement, except for any taxes and other governmental charges and except as provided in the deposit agreement. Holders of depositary receipts will pay the fees and expenses of the preferred stock depositary for any duties requested by the holders to be performed which are outside those expressly provided for in the deposit agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The preferred stock depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the preferred stock depositary. Any resignation or removal of the acting preferred stock depository will take effect upon our appointment of a successor preferred stock depositary. We must appoint a successor preferred stock depositary within 45 days after delivery of the notice of resignation or removal.

MISCELLANEOUS

     The preferred stock depositary will make available for inspection to holders of depositary receipts any reports and communications the preferred stock depositary receives from us relating to the preferred stock.

     We will not be liable, nor will the preferred stock depositary be liable, if we are prevented from or delayed in, by law or any circumstances beyond our control, performing our obligations under the deposit agreement. Our obligations and the obligations of the preferred stock depositary under the deposit agreement will be limited to performing our duties in good faith and without negligence or willful misconduct. We will not be obligated, nor will the preferred stock depositary be obligated, to prosecute or defend any legal proceeding relating to any depositary receipts, depositary shares or shares of preferred stock represented by depositary shares unless satisfactory indemnity is furnished to us. We may rely, and the preferred stock depositary may rely, on written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock represented by depositary shares for deposit, holders of depositary receipts or other persons we believe in good faith to be competent to give this information, and on documents we believe in good faith to be genuine and signed by a proper party.

                            DESCRIPTION OF WARRANTS

     We may issue warrants to purchase debt securities, preferred stock or common stock. We may issue warrants independently or together with any other securities we offer under a prospectus supplement. The warrants may be attached to or separate from the securities. We will issue each series of warrants under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent. The form of warrant agreement, is filed as an exhibit to the registration statement of which this prospectus forms a part and you should read the warrant agreement for the provisions that may be important to you. The statements made in this section relating to the warrant agreement are summaries only. These summaries are not complete. When we issue warrants, we will describe the specific terms of the warrants in a prospectus supplement. The prospectus supplement may change any of the terms of the warrants described in this prospectus.

DEBT WARRANTS

     We will describe in the applicable prospectus supplement the terms of the debt warrants being offered, the warrant agreement relating to the debt warrants and the debt warrant certificates representing the debt warrants, including:

     - the title of the debt warrants;

     - the aggregate number of the debt warrants;

     - the price or prices at which the debt warrants will be issued;

     - the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants, and the procedures and conditions relating to the exercise of the debt warrants;

     - the designation and terms of any related debt securities with which the debt warrants are issued, and the number of the debt warrants issued with each security;

     - the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

     - the principal amount of debt securities purchasable upon exercise of each debt warrant, and the price at which the principal amount of the debt securities may be purchased upon exercise;

     - the date on which the right to exercise the debt warrants will commence, and the date on which the right will expire;

     - the maximum or minimum number of the debt warrants which may be exercised at any time;

     - information with respect to book-entry procedures, if any;

     - a discussion of the material United States federal income tax considerations applicable to the exercise of the debt warrants; and

     - any other terms of the debt warrants and terms, procedures and limitations relating to the exercise of the debt warrants.

     Holders may exchange debt warrant certificates for new debt warrant certificates of different denominations, and may exercise debt warrants at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the securities purchasable upon the exercise and will not be entitled to payments of principal, premium or interest on the securities purchasable upon the exercise of debt warrants.

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

EQUITY WARRANTS

     We will describe in the applicable prospectus supplement the terms of the preferred stock warrants or common stock warrants being offered, the warrant agreement relating to the preferred stock warrants or common stock warrants and the warrant certificates representing the preferred stock warrants or common stock warrants, including:

     - the title of the warrants;

     - the securities for which the warrants are exercisable;

     - the price or prices at which the warrants will be issued;

     - if applicable, the number of warrants issued with each share of preferred stock or share of common stock;

     - if applicable, the date on and after which the warrants and the related preferred stock or common stock will be separately transferable;

     - the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

     - the maximum or minimum number of warrants which may be exercised at any time;

     - information with respect to book-entry procedures, if any;

     - a discussion of the material United States federal income tax considerations applicable to exercise of the warrants; and

     - any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

     Unless otherwise provided in the applicable prospectus supplement, holders of equity warrants will not be entitled, by virtue of being such holders, to vote, consent, receive dividends, receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter, or to exercise any rights whatsoever as stockholders.

     Except as set forth in the applicable prospectus supplement, the exercise price payable and the number of shares of common stock or preferred stock purchasable upon the exercise of each warrant will be subject to adjustment in certain events, including the issuance of a stock dividend to holders of common stock or preferred stock or a stock split, reverse stock split, combination, subdivision or reclassification of common stock or preferred stock. In lieu of adjusting the number of shares of common stock or preferred stock purchasable upon exercise of each warrant, we may elect to adjust the number of warrants. Unless otherwise provided in the applicable prospectus supplement, no adjustments in the number of shares purchasable upon exercise of the warrants will be required until all cumulative adjustments require an adjustment of at least 1% thereof. We may, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of warrants, but we will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, except as otherwise provided in the applicable prospectus supplement, in case of any consolidation, merger, or sale or conveyance of our property as an entirety or substantially as an entirety, the holder of each outstanding warrant will have the right to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of common stock or preferred stock into which each warrant was exercisable immediately prior to the particular triggering event.

EXERCISE OF WARRANTS

     Each warrant will entitle the holder of the warrant to purchase for cash at the exercise price provided in the applicable prospectus supplement the principal amount of debt securities or shares of preferred stock or shares of common stock being offered. Holders may exercise warrants at any time up to the close of business on the expiration date provided in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void.

     Holders may exercise warrants as described in the prospectus supplement relating to the warrants being offered. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the debt securities, shares of preferred stock or shares of common stock purchasable upon the exercise of the warrant. If less than all of the warrants represented by the warrant certificate are exercised, we will issue a new warrant certificate for the remaining warrants.

                             DESCRIPTION OF RIGHTS

     We may issue rights to our stockholders to purchase shares of our common stock. Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent. The rights agent will act solely as our agent in connection with the certificates relating to the rights of the series of certificates and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

     The prospectus supplement will provide the terms of the rights to be issued, including:

     - the date of determining the stockholders entitled to the rights distribution;

     - the aggregate number of shares of common stock purchasable upon exercise of the rights;

     - the exercise price;

     - the aggregate number of rights being issued;

     - the date, if any, on and after which the rights may be transferable separately;

     - the date on which the right to exercise the rights will commence and the date on which the right will expire;

     - if applicable, a discussion of the material United States federal income tax considerations applicable to the issuance or exercise of the rights; and

     - any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.

EXERCISE OF RIGHTS

     Each right will entitle the holder of rights to purchase for cash the principal amount of shares of common stock at the exercise price as shall be set forth in the prospectus supplement relating to the rights being offered. Rights may be exercised at any time up to the close of business on the expiration date for the rights set forth in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void.

     Rights may be exercised as set forth in the applicable prospectus supplement relating to the rights being offered. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the shares of common stock purchasable upon such exercise. In the event that not all of the rights issued in any rights offering are exercised, we may determine to offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

                              DESCRIPTION OF UNITS

     We may issue units consisting or two or more other constituent securities. These units may be issuable as, and for a specified period of time may be transferable as, a single security only, as distinguished from the separate constituent securities comprising such units. When we issue units, we will describe the specific terms of the units in a prospectus supplement including the following:

     - the title of any series of units;

     - identification and description of the separate constituent securities comprising the units;

     - the price or prices at which the units will be issued;

     - if applicable, the date on and after which the constituent securities comprising the units will become separately transferable;

     - information with respect to book-entry procedures, if any;

     - a discussion of any material federal income tax considerations; and

     - any other terms of the units and their constituent securities.

                              PLAN OF DISTRIBUTION

GENERAL

     We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. The securities also may be sold pursuant to what is known as an equity line of credit, as described below under the heading "--Equity Line of Credit." We may sell the securities (1) through underwriters or dealers, (2) through agents, and/or (3) directly to one or more purchasers. We may distribute the securities from time to time in one or more transactions at:

     - a fixed price or prices, which may be changed;

     - market prices prevailing at the time of sale;

     - prices related to the prevailing market prices; or

     - negotiated prices.

     We may solicit directly offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of our securities.

     If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

     If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement which the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

     In the event we enter into an agreement regarding an equity line of credit which contemplates an at the market equity offering, we will file a post-effective amendment to this registration statement that identifies the underwriters in that at the market equity offering.

     With respect to underwritten public offerings, negotiated transactions and block trades, we will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

     Shares of common stock sold pursuant to the registration statement of which this prospectus is a part will be authorized for quotation and trading on the Nasdaq National Market. Other securities may or may not be listed on the Nasdaq National Market or a national securities exchange. To facilitate the offering of securities, other than securities offered through an equity line of credit, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby

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selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

     The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.

EQUITY LINE OF CREDIT

     On December 20, 2000 we entered into what is sometimes termed an equity line of credit arrangement with Acqua Wellington North American Equities Fund, Ltd. Specifically, we entered into a common stock purchase agreement with Acqua Wellington, which, as amended and restated, provides that Acqua Wellington is committed to purchase up to $125,000,000 of our common stock over the 28-month term of the purchase agreement. We have filed the purchase agreement as an exhibit to this post-effective amendment to the registration statement. The total amount of securities available under the purchase agreement, as amended and restated, does not exceed 10% of the aggregate market value of our outstanding common stock that was held by our non-affiliates within sixty days prior to December 20, 2000. From time to time beginning in December 2000 and ending in April 2003 and at our sole discretion, we may present Acqua Wellington with draw down notices constituting offers to purchase our common stock over 18 consecutive trading days or such other number of trading days as agreed upon by us and Acqua Wellington. Under the purchase agreement, we are able to present Acqua Wellington with up to 24 draw down notices during the term of the agreement, with a minimum of five trading days required between each draw down period.

     Once presented with a draw down notice, Acqua Wellington is required to purchase a pro rata portion of the shares on each trading day during the trading period on which the daily volume weighted average price for our common stock exceeds a threshold price determined by us and set forth in the draw down notice. The per share purchase price for these shares equals the daily volume weighted average price of our common stock on each date during the draw down period on which shares are purchased, less a discount ranging from 4.0% to 5.5%, based on our market capitalization on the date we issue a draw down notice. If the daily volume weighted average price of our common stock falls below the threshold price on any trading day during a draw down period, the purchase agreement provides that Acqua Wellington will not be required to purchase the pro-rata portion of shares of common stock allocated to that day. However, at its election, Acqua Wellington could buy the pro-rata portion of shares allocated to that day at the threshold price less the discount described above.

     The purchase agreement also provides that from time to time and at our sole discretion we may grant Acqua Wellington a call option to purchase additional shares of our common stock in an aggregate amount up to the applicable draw down amount requested by us in such draw down period. Upon Acqua Wellington's exercise of the call option, we will issue and sell the shares of our common stock subject to the call option at a price equal to the greater of the daily volume weighted average price of our common stock on the day Acqua Wellington notifies us of its election to exercise its call option or the threshold price of our common stock, less a discount ranging from 4.0% to 5.5%, based on our market capitalization on the date we issue a draw down notice.

     In addition to our issuance of shares of common stock to Acqua Wellington pursuant to the purchase agreement, this prospectus also covers the sale of those shares from time to time by Acqua Wellington to the public. Acqua Wellington is an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act.

     Acqua Wellington has informed us that it intends to use Carlin Equities Corp. as the broker-dealer to sell shares of common stock on the Nasdaq National Market. Such sales will be made on the Nasdaq National Market at prices and at terms then prevailing or at prices related to the then current market price. Carlin Equities Corp. is the same broker-dealer that Acqua Wellington used to sell shares of common stock it purchased from us in January 2001 pursuant to a draw down notice we delivered in
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December 2000 and related call options. Carlin Equities Corp. is an
"underwriter" within the meaning of Section 2(a)(11) of the Securities Act. We filed a prospectus supplement in January 2001, and according to a telephone interpretation issued by the SEC Staff, we should have filed a post-effective amendment naming Carlin Equities Corp. as an underwriter. Acqua Wellington has informed us that Carlin Equities Corp., which is not an affiliate of Acqua Wellington, will receive commissions from Acqua Wellington which will not exceed customary brokerage commissions. Acqua Wellington also will pay other expenses associated with the sale of the common stock it acquires pursuant to the purchase agreement.

     The shares of common stock may be sold in one or more of the following manners:

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

     - a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction.

     In addition, Acqua Wellington and Carlin Equities Corp. will be subject to liability under the federal securities laws and must comply with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, including without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock by Acqua Wellington or Carlin Equities Corp. Under these rules and regulations, Acqua Wellington and Carlin Equities Corp.:

     - may not engage in any stabilization activity in connection with our securities;

     - must furnish each broker which offers shares of our common stock covered by this prospectus with the number of copies of this prospectus and any prospectus supplement which are required by each broker; and

     - may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

These restrictions may affect the marketability of the shares of common stock by Acqua Wellington and Carlin Equities Corp.

     Acqua Wellington has agreed that prior to, during the term of and for a period of three months after the termination of the purchase agreement, neither Acqua Wellington nor any of its affiliates will be in a short position with respect to shares of our common stock. During the term of the purchase agreement, Acqua Wellington may sell the shares that it has the right to purchase pursuant to the purchase agreement, but Acqua Wellington has agreed that it will not sell any other shares of our common stock. In addition, Acqua Wellington has agreed that it will not grant any option to purchase or acquire any right to dispose or otherwise dispose for value, any shares of common stock or any securities convertible into, or exchangeable for, or warrants to purchase any shares of common stock or any swap, hedge or other agreement that transfers, in whole or in part, the economic risk of ownership of our common stock. In the purchase agreement, Acqua Wellington also has agreed that its sales of our common stock on any trading day will not represent more than 30% of the total trading volume of our common stock, as reported on Bloomberg Financial LP, for that trading day.

     We have agreed to indemnify and hold harmless Acqua Wellington against certain liabilities, including liabilities under the Securities Act, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact contained in or incorporated by reference in the registration statement of which this prospectus is a part, or any omission or alleged omission to state in the registration statement or any document incorporated by reference in the registration statement, a material fact required to be stated therein or necessary to make the statements therein not misleading, unless made or omitted in reliance upon written information provided to us by Acqua Wellington. We have agreed to pay all of Acqua Wellington's reasonable fees and expenses related to the transactions contemplated by the purchase agreement, except that we are obligated to pay only up to $50,000 of the reasonable attorneys' fees and expenses (exclusive of disbursements and out-of-pocket expenses) incurred by Acqua Wellington in connection with the preparation, negotiation, execution and delivery of the purchase agreement. We
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

have also agreed to pay all reasonable fees and expenses incurred by Acqua Wellington in connection with any amendments, modifications or waivers of the purchase agreement, or incurred in connection with the enforcement of the purchase agreement, including without limitation, all reasonable attorneys' fees and expenses.

     The purchase agreement as executed and as amended and restated as of December 20, 2000 has been incorporated by reference into and has been filed as an exhibit to the registration statement of which this prospectus forms a part.

                                 LEGAL MATTERS

     Latham & Watkins, San Diego, California, will pass upon the validity of the securities being offered by this prospectus.

                                    EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Leap Wireless International, Inc. for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements as of December 31, 1999 and 1998 and for the year ended December 31, 1999 and for the period from June 24, 1998 (inception) to December 31, 1998 of Pegaso Telecomunicaciones, S.A. de C.V. incorporated in this prospectus by reference to the Annual Report on Form 10-K/A Amendment No. 2 of Leap Wireless International, Inc. for the year ended August 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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